    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1997.


                                                      REGISTRATION NO. 333-35875
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               MOVADO GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           NEW YORK                                                      13-2595932
                (STATE OR OTHER JURISDICTION OF                                       (I.R.S. EMPLOYER
                INCORPORATION OR ORGANIZATION)                                     IDENTIFICATION NUMBER)

                                125 CHUBB AVENUE

                          LYNDHURST, NEW JERSEY 07071
                                 (201) 460-4800
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            TIMOTHY F. MICHNO, ESQ.
                               MOVADO GROUP, INC.
                                125 CHUBB AVENUE
                          LYNDHURST, NEW JERSEY 07071
                                 (201) 460-4800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

              JUDITH R. THOYER, ESQ.                            DENISE A. CERASANI, ESQ.
     PAUL, WEISS, RIFKIND, WHARTON & GARRISON                       DEWEY BALLANTINE
            1285 AVENUE OF THE AMERICAS                        1301 AVENUE OF THE AMERICAS
           NEW YORK, NEW YORK 10019-6064                           NEW YORK, NY 10019
                  (212) 373-3000                                     (212) 259-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 1997


                                2,400,000 Shares


                              [Movado Group Logo]

                                  Common Stock
                                ($.01 par value)
                               ------------------


Of the shares of common stock, par value $.01 per share (the "Common Stock"), of
    Movado Group, Inc. ("Movado Group" or the "Company") offered hereby (the "Offering"), 1,500,000 shares are being sold by the Company and 900,000 shares are being sold by the Selling Shareholders named herein under "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. The Common Stock is listed on the Nasdaq National Market under the Symbol "MOVA." On September 30, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was
              $20.50 per share. See "Price Range of Common Stock."



FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
   AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 6
                                    HEREIN.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                 Underwriting                    Proceeds to
                                   Price to     Discounts and    Proceeds to       Selling
                                    Public       Commissions      Company(1)     Shareholders
                                --------------  --------------  --------------  --------------
Per Share.....................        $               $               $               $
Total(2)......................        $               $               $               $

(1) Before deduction of expenses payable by the Company estimated at
    $          .

(2) One of the Selling Shareholders has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 240,000 additional shares of Common Stock to cover over-allotments of shares. If the option is exercised in full, the total
    Price to Public will be $          , Underwriting Discounts and Commissions
    will be $          , Proceeds to Company will be $          and Proceeds to
    Selling Shareholders will be $          .


     The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares of Common
Stock will be ready for delivery on or about             , 1997, against payment
in immediately available funds.

CREDIT SUISSE FIRST BOSTON
                                  FURMAN SELZ
                                                        RODMAN & RENSHAW, INC.

                      Prospectus dated             , 1997.

                   [PHOTOGRAPHS OF THE COMPANY'S ADVERTISING]


                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS, PENALTY BIDS AND PASSIVE MARKET MAKING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY



     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements of the Company and the related notes thereto (the "Consolidated Financial Statements") included elsewhere in this Prospectus and in the documents incorporated herein by reference. Unless otherwise indicated, the information in this Prospectus: (i) assumes that the over-allotment option granted to the Underwriters is not exercised and (ii) has been adjusted to give effect to a three-for-two stock split effected by means of a dividend distribution on September 29, 1997, as well as a five-for-four stock split effected by means of a dividend distribution on May 1, 1997 (the "Stock Splits"). Unless otherwise indicated, all references in this Prospectus to "Movado Group" or the "Company" refer to Movado Group, Inc., a New York corporation, and its predecessors and subsidiaries. References to "dollars" and "$" are to United States dollars unless stated otherwise.


                                  THE COMPANY

     Movado Group is a leading designer, manufacturer and distributor of quality watches with prominent brands in almost every price category comprising the watch industry. The Company currently markets five distinctive brands of watches, Movado, Concord, ESQ, Piaget and Corum, which compete in the Exclusive, Luxury, Premium Branded and Moderate Branded categories of the watch market. In the spring of 1998, the Company plans to introduce Coach watches as a new brand under an exclusive worldwide license from Coach. The Company's watches, all of which are manufactured with Swiss movements, have suggested retail prices generally ranging from $125 to $50,000, although certain watches have suggested retail prices in excess of $1,000,000. During the fiscal year ended January 31, 1997, sales in the United States and Canada accounted for approximately 82% of the Company's net sales, with the balance generated internationally.

     The Company designs and manufactures Movado and Concord watches primarily in Switzerland, as well as in the United States, for sale throughout the world. ESQ watches are manufactured to the Company's specifications by independent contractors located in the Far East and are presently sold in the United States, Canada and the Caribbean. In addition, Movado Group is the exclusive distributor of Piaget and Corum watches in the United States, Canada, Central America and the Caribbean. The Company's trade customers include department stores, jewelry store chains and independent jewelers, many of which sell more than one of the Company's watch brands. The Company also operates 18 retail stores, including a Piaget boutique, a Movado store and 16 outlet stores.

     The Company markets its watches through a direct sales force, both domestically and internationally, of over 130 sales personnel, as well as through a network of approximately 50 independent international distributors. The Company's sales personnel generally specialize in one particular watch brand, enhancing their ability to service the needs of the Company's trade customers. The Company also operates 10 Company-owned service facilities and has approximately 135 authorized independent service centers worldwide.


     MOVADO(R), CONCORD(R) AND VIZIO(TM) ARE TRADEMARKS OF MOVADO GROUP. PIAGET(R) AND CORUM(R) ARE TRADEMARKS OF MOVADO GROUP IN THE UNITED STATES. THE COMPANY LICENSES ESQUIRE(R), ESQ(R) AND RELATED TRADEMARKS PURSUANT TO AN AGREEMENT WITH THE HEARST CORPORATION. THE COMPANY LICENSES COACH(R) AND RELATED TRADEMARKS PURSUANT TO AN AGREEMENT WITH COACH, A DIVISION OF SARA LEE CORPORATION. SEE "BUSINESS -- TRADEMARKS AND LICENSING AGREEMENTS."

     The Company believes that advertising is important to the successful marketing of its watches and devotes significant resources to advertising. During the fiscal year ended January 31, 1997, advertising expenditures totaled approximately 18% of the Company's net sales. The Company maintains its own in-house advertising department, which the Company believes results in significant cost advantages and enables management to alter existing campaigns or implement new campaigns quickly and efficiently. Advertising is developed individually for each of the Company's watch brands and is directed primarily to the ultimate consumer rather than to trade customers, with an emphasis on developing and supporting brand recognition and conveying to the consumer the appropriate image associated with each brand.

     The Company is, and will continue to be, focused on providing consumers with a wide variety of watches characterized by attractive styling, high quality and good value. The Company intends to capitalize on the broad name recognition of its watch brands and its substantial design, manufacturing, sales and advertising experience in pursuing new opportunities in the watch business. The Company's business strategy is designed to: (i) increase sales in those markets where the Company has its strongest market positions, namely the United States, Canada and the Caribbean, by continuing to build its brands through product development, advertising, and sales and point-of-sale support; (ii) increase international sales for the Movado and Concord brands through further investment in brand advertising and product support in select international markets, primarily Japan, Hong Kong, Taiwan, the Middle East and Switzerland; (iii) introduce and develop the Coach watch brand, both domestically and internationally, utilizing the Company's existing product development, manufacturing, distribution, sales and advertising capabilities; and (iv) expand the Movado brand into related product categories through the opening of Movado retail boutiques.

     The Company's executive offices are located at 125 Chubb Avenue, Lyndhurst, New Jersey 07071, and its telephone number is (201) 460-4800.

                                  THE OFFERING


Common Stock Offered by:
  The Company....................................  1,500,000 shares
  The Selling Shareholders.......................  900,000 shares
                                                   ----------
          Total..................................  2,400,000 shares
                                                   ==========
Capital Stock to be Outstanding after the
  Offering(1)(2):
  Common Stock...................................  8,914,591 shares
  Class A Common Stock...........................  3,897,731 shares
                                                   -----------
          Total..................................  12,812,322 shares
                                                   ===========
Voting Rights(2):
  Common Stock...................................  One vote per share
  Class A Common Stock...........................  10 votes per share
Use of Proceeds..................................  The net proceeds to the Company will be used for working capital and general
                                                   corporate purposes, including the
                                                   expansion of existing brands, introduction
                                                   of new brands, establishment of retail
                                                   boutiques, and other marketing,
                                                   advertising and distribution efforts. The
                                                   Company will not receive any proceeds from
                                                   the sale of Common Stock by the Selling
                                                   Shareholders. See "Use of Proceeds."
Nasdaq National Market ("NNM") Symbol............  MOVA


---------------

(1) Based on the number of shares outstanding at September 30, 1997. Excludes 1,156,125 shares of Common Stock issuable upon exercise of outstanding options at September 30, 1997 (of which options for 378,600 shares were exercisable) pursuant to the Company's 1996 Stock Incentive Plan.


(2) See "Description of Capital Stock."

                       SUMMARY HISTORICAL FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The summary historical financial data of the Company set forth below as of and for the fiscal years ended January 31, 1997, 1996 and 1995 have been derived from the audited historical Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The summary historical financial statements as of and for the six months ended July 31, 1997 and 1996 have been derived from the unaudited interim Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The results of operations for the six month period ended July 31, 1997 are not necessarily indicative of the results that may be expected for the full year ending January 31, 1998. The following data should be read in conjunction with, and are qualified by reference to, "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's fiscal year ends on January 31 of each calendar year. References in this Prospectus to "fiscal 1997," "fiscal 1996" and "fiscal 1995" refer to the Company's fiscal years ended January 31, 1997, 1996 and 1995, respectively.

                                                                                 SIX MONTHS ENDED
                                                FISCAL YEAR ENDED JANUARY 31,        JULY 31,
                                                ------------------------------   -----------------
                                                  1997       1996       1995      1997      1996
                                                --------   --------   --------   -------   -------
STATEMENT OF INCOME DATA:

Net sales.....................................  $215,107   $185,867   $160,853   $91,912   $81,764

Cost of sales.................................    95,031     83,502     75,871    39,785    36,784

Selling, general and administrative
  expenses....................................    99,657     84,315     69,243    47,050    41,128
                                                --------   --------   --------   -------   -------
Total expenses................................   194,688    167,817    145,114    86,835    77,912

Operating income..............................    20,419     18,050     15,739     5,077     3,852

Net interest expense..........................     4,874      4,450      4,307     2,283     2,123
                                                --------   --------   --------   -------   -------

Income from continuing operations before
  income taxes................................    15,545     13,600     11,432     2,794     1,729
Provision for (benefit from) income taxes.....     3,853      3,876     (2,512)      699       519
                                                --------   --------   --------   -------   -------
Income from continuing operations.............  $ 11,692   $  9,724   $ 13,944   $ 2,095   $ 1,210
                                                ========   ========   ========   =======   =======

Income from continuing operations per common
  share(1)....................................  $   1.04   $   0.86   $   1.24   $  0.18   $  0.11
                                                ========   ========   ========   =======   =======
Weighted average common shares
  outstanding(1)..............................    11,273     11,263     11,250    11,688    11,264

                                                                                     JULY 31,
                                                                                       1997
                                                                                    -----------
BALANCE SHEET DATA (END OF PERIOD):
Working capital...................................................................   $ 119,974
Total assets......................................................................     246,302
Long-term debt....................................................................      40,000
Shareholders' equity..............................................................     100,405

---------------
(1) Share and per share information have been adjusted to give effect to the Stock Splits.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors set forth below. See "Special Note Regarding Forward-Looking Statements."

EFFECTS OF ECONOMIC CYCLES AND RETAIL INDUSTRY CONDITIONS

     The Company's business is affected by economic cycles. Sales of certain consumer goods and accessories, such as the Company's watches, tend to decline during recessionary periods when disposable income is lower and consumers are less willing to use available credit to make purchases. Any significant decline in economic conditions or uncertainty regarding future economic prospects that affect consumer spending habits could have a material adverse effect on the Company's business and financial condition.

     Movado Group, like many of its competitors, sells to department stores and other major retailers. Significant financial difficulties experienced by retailers that purchase the Company's products could have a material adverse effect on the Company's business and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Distribution."

COMPETITION

     The markets for each of the Company's watch brands are highly competitive. With the exception of Societe Suisse de Microelectronique et d'Horlogerie ("SMH"), a large Swiss-based competitor, no single company competes with the Company across all of its brands. Certain companies, however, compete with Movado Group with respect to one or more of its watch brands. Certain of these companies have, and other companies that may enter the Company's markets in the future may have, substantially greater financial, distribution, marketing and advertising resources than Movado Group. The Company's future success will depend, to a significant degree, upon its ability to compete effectively with regard to, among other things, the style, quality, price, advertising, marketing and distribution of its watch brands. See "Business -- Industry Overview" and "Business -- Competition."

EFFECTS OF SEASONALITY OF BUSINESS ON SALES, INCOME AND BORROWING LEVELS

     The Company's sales in the United States and Canada are traditionally greater during the Christmas and holiday season and are significantly more seasonal than its international sales. Consequently, the Company's net sales historically have been higher during the second half of its fiscal year. During each of the three most recent fiscal years, the second half of each year accounted for approximately 62% of the Company's net sales. The amount of net sales and operating income generated during the second half of each fiscal year depends upon the general level of retail sales during the Christmas and holiday season, as well as economic conditions and other factors beyond the Company's control. Any substantial decrease in the Company's net sales during the second half of its fiscal year would have a material adverse effect on the Company's financial results for the fiscal year. Inventories and accounts receivable also reflect this seasonality. Prior to the Christmas and holiday season, the Company is often required to borrow funds to finance the build-up of inventory in anticipation of the peak selling season and to support increased accounts receivable balances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS, FOREIGN EXCHANGE RATE FLUCTUATIONS AND CERTAIN RAW MATERIALS

     Approximately 18% of the Company's net sales during fiscal 1997 were generated outside the United States and Canada. In addition, substantially all of the Company's products (including related component parts) are manufactured outside the United States, either in its Swiss manufacturing facilities or through arrangements with independent foreign contractors. Accordingly, the Company's business is subject to risks associated with international operations, including foreign exchange rate fluctuations, import or export controls and trade restrictions, the imposition of tariffs, political and economic disruptions, shipping delays and supply interruptions.

     A substantial portion of the Company's sales are invoiced in currencies other than the Swiss franc while the costs associated with these sales are based primarily in Swiss francs. These costs include the cost for component parts and products purchased from the Company's Swiss subsidiaries, and from S.A. Ancienne Fabrique Georges Piaget et Cie. ("Piaget Swiss"), Corum Ries, Bannwart et Cie. ("Corum Swiss") and other suppliers. The Company's gross margins may, therefore, be materially adversely affected by significant exchange rate fluctuations between the Swiss franc and other currencies. In addition, because the Company's operations outside the United States are conducted primarily through several foreign subsidiaries whose functional currency is not the United States dollar, foreign exchange rate fluctuations directly impact the translated dollar value of the foreign subsidiaries' balance sheets and results of operations as reported in the Consolidated Financial Statements. Although the Company historically has been able to hedge against all or a portion of these foreign exchange rate exposures by utilizing forward exchange contracts, foreign currency options and open market purchases to cover identifiable inventory purchase commitments and equity invested in its international subsidiaries, there can be no assurance that the Company will be able to continue to do so successfully.

     Gold is used as a raw material in the Company's manufacturing of certain of its Concord and Movado watches. The Company generally anticipates its gold requirements for six to 12 months and purchases gold in advance of these production periods. Generally, fluctuations in gold prices have not had a significant impact on the Company's cost of sales. In the event, however, that management determines that material increases in gold prices will be of a significant duration, the Company will attempt to pass through these cost increases in the form of higher prices. The Company also attempts to pass through price increases from Piaget Swiss and Corum Swiss as management deems appropriate.

     The Company's gross margins may be adversely affected to the extent that the Company is unable to pass through price increases that result from increases in product or production costs or the adverse effects of foreign exchange rate fluctuations. In addition, if the Company increases its prices to reflect these increased costs, demand for, and sales of, the Company's products could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

DEPENDENCE ON KEY SUPPLIERS

     A majority of the watch movements used in the Company's watches are purchased from two suppliers. The Company obtains other watch components, including cases, crystals, dials, bracelets and straps, from a number of suppliers. The Company believes that comparable Swiss movements and other watch components are available from other suppliers on comparable terms, and, therefore, does not believe that its business is materially dependent on any one supplier. There can be no assurance, however, that the establishment of additional or replacement suppliers would not result in a temporary interruption in the manufacturing and assembly of the Company's products. The Company does not have long-term supply contracts with any of its component parts suppliers. See "Business -- Sources and Availability of Supplies."

DEPENDENCE ON CERTAIN TRADEMARKS AND LICENSING AGREEMENTS

     The Company's business is highly dependent upon its ownership or licensing of certain trademarks used in its business. Movado Group owns the trademarks MOVADO(R), CONCORD(R), VIZIO(TM) and related trademarks for watches in the United States and numerous other countries. The Company licenses ESQUIRE(R), ESQ(R) and related trademarks on an exclusive basis for use in connection with the manufacture, distribution, advertising and sale of watches pursuant to an agreement with The Hearst Corporation ("Hearst"). The current term of the agreement with Hearst (the "Hearst License Agreement") expires on December 31, 2000, and the agreement is renewable at the Company's option through December 31, 2018. The Company licenses the trademark COACH(R) and related trademarks on an exclusive basis for use in connection with the manufacture, distribution, advertising and sale of watches pursuant to an agreement with Coach, a division of Sara Lee Corporation (the "Coach License Agreement"). Subject to meeting certain performance goals, the Coach License Agreement expires 10 years after the Company's initial sales of Coach watches to retail outlets not operated by Coach. Such initial sales are expected to commence in the spring of 1998. The Company owns the trademark PIAGET(R) for watches and jewelry and a number of related trademarks for watches in the United States. The Company is required to assign such trademarks to Piaget Swiss on December 31, 2009, upon the expiration of the Company's distribution agreements with Piaget Swiss (the "Piaget Distribution Agreements"). The Company also owns the trademark CORUM(R) and a number of related trademarks for watches in the United States. The Company is required to assign such trademarks to Corum Swiss on December 31, 2009 upon the expiration of the Company's distribution agreement with Corum Swiss (the "Corum Distribution Agreement"), unless earlier terminated by either party as of December 30, 2002.

     The Company actively seeks to protect and enforce its trademarks by working with industry associations, anticounterfeiting organizations, private investigators and law enforcement authorities, monitoring the enforcement of certain exclusion orders received from the United States Customs Service ("Customs") and, when necessary, suing infringers of its trademarks. Consequently, the Company is involved from time to time in litigation or other proceedings to determine the enforceability, scope and validity of these rights. The loss of the Company's rights with respect to certain of its trademarks would have a material adverse effect on the Company's business. See
"Business -- Trademarks and Licensing Agreements."

DEPENDENCE ON KEY PERSONNEL

     The Company's ability to maintain its competitive position is dependent upon its ability to attract and retain highly qualified manufacturing, sales and marketing personnel. There can be no assurance that the Company will be able to recruit and retain such personnel. In addition, the Company is dependent upon certain key management personnel, the loss of whose services could have an adverse effect on the Company.

     The Company does not maintain "key man" life insurance on any of its personnel other than a $1.0 million insurance policy on Gedalio Grinberg, Chief Executive Officer and Chairman of the Board of Directors of the Company, and a $5.0 million insurance policy on Efraim Grinberg, President of the Company and a member of the Board of Directors. See "Certain Transactions" and "Management -- Executive Officers and Directors."

VOTING RIGHTS; EFFECTIVE CONTROL BY PRINCIPAL SHAREHOLDERS

     The Company has two classes of common stock outstanding, Common Stock and Class A Common Stock. On all matters with respect to which the Company's shareholders have voting rights, each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to 10 votes. Except as required by law, the Common Stock and the Class A Common Stock vote together as a single class. Upon completion of the Offering, the outstanding shares of Common Stock, including those offered hereby, and the outstanding shares of Class A Common Stock will have approximately 18.6% and 81.4%, respectively, of the combined voting power of the outstanding capital stock of the Company.

     Upon completion of the Offering, Gedalio Grinberg, together with his son Efraim Grinberg (the "Principal Shareholders"), will beneficially own 3,180,824 shares of Class A Common Stock, which will constitute approximately 24.8% of the Company's outstanding capital stock and approximately 66.4% of the combined voting power of the outstanding capital stock. Shares of Class A Common Stock may be converted into shares of Common Stock on a one-for-one basis at the election of the holder and will automatically be converted into shares of Common Stock upon transfer (except for certain permitted transfers). Any such conversion of Class A Common Stock by shareholders other than the Principal Shareholders will increase the voting power of the Principal Shareholders. As a result of this ownership, the Principal Shareholders will have the ability to elect all of the Company's directors and otherwise effectively control the affairs of the Company, including the power to determine the outcome of all fundamental corporate transactions. See "Principal and Selling Shareholders." Certain provisions of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), Restated By-Laws (the "Restated By-Laws") and the Amended and Restated Credit Agreement, dated as of July 23, 1997, among the Company, The Chase Manhattan Bank, as agent, Fleet Bank,

N.A., as coagent, and the other banks signatory thereto, as amended (the "Restated Bank Credit Agreement"), could also have the effect of delaying or preventing changes in the control or management of the Company. See "Description of Capital Stock."

POSSIBLE ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE


     Future sales of a substantial amount of shares by existing shareholders could adversely affect the market price of the Common Stock. Immediately after the Offering, the 2,400,000 shares of Common Stock offered hereby and the remaining shares of the Company not held by "affiliates" will be available for sale in the public market without restriction. Of the total outstanding shares of capital stock upon completion of the Offering, 325,977 shares of Common Stock and 3,182,784 shares of Class A Common Stock (325,977 shares and 2,942,784 shares, respectively, if the Underwriters' over-allotment option is exercised in full) will be held by "affiliates," as that term is defined in the Securities Act, and are therefore subject to the limitations of Rule 144 of the Securities Act. The Company, its officers and directors, the Selling Shareholders and certain other shareholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the Commission a registration statement under the Securities Act relating to, any shares of the Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock or publicly disclose an intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 120 days after the date of this Prospectus. Following such period, shares of Common Stock held by such shareholders that are not "affiliates" of the Company will be freely tradeable without restriction under the Securities Act.


     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of these shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of a substantial number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect market prices for the Common Stock. See "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical information provided herein are forward-looking statements and may contain information about financial results, economic conditions, trends and known uncertainties. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as general economic and business conditions that may impact disposable income of consumers, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of loss of any significant supplier, the Company's dependence on key officers, ability to enforce intellectual property rights, success of hedging strategies in respect of foreign exchange rate fluctuations and the continued availability to the Company of financing and credit on favorable terms.

     Readers are cautioned not to place undue reliance on these forward-looking statements, which reflected management's analysis, judgment, belief or expectation only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosure contained herein, readers should carefully review any disclosure of risks and uncertainties contained in other documents the Company files or has filed from time to time with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of Common Stock offered by the Company (after deduction of the underwriting discounts and commissions and estimated expenses of the Offering) are estimated to be approximately $28.1 million, assuming a public offering price of $20.50 per share. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders.



     The Company intends to use the net proceeds of the Offering for working capital and general corporate purposes, including the expansion of existing brands, the introduction of new brands, establishment of retail boutiques, and other marketing, advertising and distribution efforts. Pending such uses, the net proceeds temporarily will be used to reduce outstanding borrowings under the Restated Bank Credit Agreement, which provides for a revolving credit facility of $90 million. As of September 12, 1997, $65 million of indebtedness under such revolving credit facility was outstanding, bearing interest at a weighted average rate of 6.44% per annum. Such indebtedness matures on various dates from September 27, 1997 to November 26, 1997. The Company may also invest such net proceeds in interest bearing accounts and short-term, interest bearing securities.

                                 CAPITALIZATION


     The following table sets forth as of July 31, 1997: (i) the actual capitalization of the Company and (ii) the capitalization of the Company as adjusted to reflect the sale of 1,500,000 shares of Common Stock offered by the Company in the Offering (assuming a public offering price of $20.50 per share and after deduction of the underwriting discounts and commissions and estimated expenses of the Offering), the temporary application by the Company of the estimated net proceeds to repay amounts outstanding under the Restated Bank Credit Agreement, and the conversion of 265,500 shares of Class A Common Stock into Common Stock on September 30, 1997 and an additional 634,500 shares of Class A Common Stock to be converted into Common Stock upon the sale of shares in the Offering by one of the Selling Shareholders. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements included elsewhere in this Prospectus.



                                                                            JULY 31, 1997
                                                                      --------------------------
                                                                       ACTUAL        AS ADJUSTED
                                                                      --------       -----------
                                                                      (DOLLARS IN THOUSANDS)
Short-term debt:
  Loans payable to banks............................................  $ 47,605        $  19,505
  Current portion of 6.56% senior notes.............................     5,000            5,000
Long-term debt:
  6.56% senior notes................................................    35,000           35,000
  Long-term bank loans..............................................     5,000            5,000
                                                                       -------          -------
     Total debt.....................................................    92,605           64,505
Shareholders' equity:
  Preferred Stock, $0.01 par value: 5,000,000 shares authorized;
     none issued....................................................        --               --
  Common Stock, $0.01 par value: 20,000,000 shares authorized;
     6,508,618 shares issued and outstanding, actual; 8,908,618
     shares issued and outstanding, as adjusted.....................        65               89
  Class A Common Stock, $0.01 par value: 10,000,000 shares
     authorized; 4,810,495 shares issued and outstanding, actual;
     3,910,495 shares issued and outstanding, as adjusted...........        48               39
  Capital in excess of par value....................................    34,451           62,536
  Retained earnings.................................................    72,934           72,934
  Cumulative translation adjustment.................................    (6,965)          (6,965)
  Treasury Stock, 17,251 shares at cost.............................      (128)            (128)
                                                                       -------          -------
     Total shareholders' equity.....................................   100,405          128,505
                                                                       -------          -------
          Total capitalization......................................  $193,010        $ 193,010
                                                                       =======          =======

                                DIVIDEND POLICY


     During the fiscal year ended January 31, 1997, the Board of Directors approved four $0.016 per share quarterly cash dividends (restated for the Stock Splits) to shareholders of record of the Common Stock and the Class A Common Stock. For each of the quarters ended April 30, 1997 and July 31, 1997, the Board of Directors of the Company approved a $0.02 per share quarterly cash dividend (restated for the Stock Splits) to shareholders of record of the Common Stock and the Class A Common Stock. The declaration and payment of future dividends, if any, will be made at the sole discretion of the Board of Directors and will depend upon the Company's profitability, financial condition, capital and surplus requirements, future prospects, terms of indebtedness and other factors deemed relevant by the Board of Directors, as well as upon the application of restrictions on dividends contained in the Company's debt covenants. Currently, the Company's ability to pay dividends is restricted under the Restated Bank Credit Agreement. The Company's ability to pay dividends is also restricted under the Note Agreement, dated as of November 9, 1993, between the Company and The Prudential Insurance Company of America (the "Note Agreement") governing the Company's 6.56% senior notes due 2005 (the "Senior Notes"). See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is listed and traded on the NNM under the symbol "MOVA." The following table sets forth on a per share basis the high and low sale prices for the Common Stock for the fiscal quarters indicated as reported by the NNM (restated for the Stock Splits).


                                                                              HIGH       LOW
                                                                             ------     ------
FISCAL 1996
First Quarter............................................................    $ 7.66     $ 7.33
Second Quarter...........................................................      7.86       7.00
Third Quarter............................................................      9.72       7.33
Fourth Quarter...........................................................     10.52       9.66

FISCAL 1997
First Quarter............................................................    $10.19     $ 9.06
Second Quarter...........................................................     11.99       9.06
Third Quarter............................................................     14.25       9.20
Fourth Quarter...........................................................     15.18      11.85

FISCAL 1998
First Quarter............................................................    $13.59     $11.72
Second Quarter...........................................................     19.48      13.32
Third Quarter (through September 30, 1997)...............................     22.31      17.48


     The last reported sale price of the Company's Common Stock on the NNM as of a recent date is set forth on the cover page of this Prospectus.


     As of September 30, 1997, there were approximately 540 record holders of Common Stock.


     The Class A Common Stock is not publicly traded and is subject to certain restrictions on transfer as provided under the Restated Certificate of Incorporation and consequently there is currently no established public trading market for these shares.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The selected historical consolidated financial data of the Company set forth below as of and for the five fiscal years ended January 31, 1997 have been derived from the audited historical Consolidated Financial Statements of the Company. The selected historical consolidated financial data as of and for the six months ended July 31, 1997 and 1996 have been derived from the unaudited interim Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The results of operations for the six month period ending July 31, 1997 are not necessarily indicative of the results that may be expected for the full year ending January 31, 1998. The following data should be read in conjunction with, and are qualified by reference to, the historical Consolidated Financial Statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                 SIX MONTHS
                                             FISCAL YEAR ENDED JANUARY 31,                     ENDED JULY 31,
                                --------------------------------------------------------    --------------------
                                  1997        1996        1995        1994        1993        1997        1996
                                --------    --------    --------    --------    --------    --------    --------
STATEMENT OF INCOME DATA:
Net sales...................... $215,107    $185,867    $160,853    $142,237    $134,153    $ 91,912    $ 81,764
Cost of sales..................   95,031      83,502      75,871      70,973      68,294      39,785      36,784
Selling, general and
  administrative...............   99,657      84,315      69,243      56,993      53,331      47,050      41,128
                                --------    --------    --------    --------    --------    --------    --------
Total expenses.................  194,688     167,817     145,114     127,966     121,625      86,835      77,912
Operating income...............   20,419      18,050      15,739      14,271      12,528       5,077       3,852
Net interest expense...........    4,874       4,450       4,307       7,570       8,996       2,283       2,123
                                --------    --------    --------    --------    --------    --------    --------
Income from continuing
  operations before income
  taxes........................   15,545      13,600      11,432       6,701       3,532       2,794       1,729
Provision for (benefit from)
  income taxes.................    3,853       3,876      (2,512)       (106)        207         699         519
                                --------    --------    --------    --------    --------    --------    --------
Income from continuing
  operations................... $ 11,692    $  9,724    $ 13,944    $  6,807    $  3,325    $  2,095    $  1,210
                                ========    ========    ========    ========    ========    ========    ========
Net income(1).................. $ 11,692    $  9,724    $ 13,944    $  3,579    $  3,325    $  2,095    $  1,210
                                ========    ========    ========    ========    ========    ========    ========
Income from continuing
  operations per common
  share(2)..................... $   1.04    $   0.86    $   1.24    $   0.86    $   0.53    $   0.18    $   0.11
                                ========    ========    ========    ========    ========    ========    ========
Weighted average common shares
  outstanding(2)...............   11,273      11,263      11,250       7,918       6,251      11,688      11,264
Cash dividends paid per common
  share(2)..................... $  0.064    $  0.053    $  0.043    $  0.026          --    $  0.040    $  0.032
BALANCE SHEET DATA (END OF PERIOD):
Working capital................ $126,690    $132,679    $121,357    $108,612    $ 97,958    $119,974    $132,578
Total assets...................  208,443     200,380     186,949     156,954     144,075     246,302     227,590
Long-term debt.................   40,000      40,000      40,000      40,000      64,494      40,000      40,000
Shareholders' equity...........  103,870     104,841      92,930      72,458      35,776     100,405     107,770

---------------
(1) Includes in fiscal 1994 an extraordinary charge of $3.2 million ($0.41 per share, restated for the Stock Splits) from the early redemption of $45 million aggregate stated principal amount of the Company's 12% subordinated debentures.
(2) Share and per share information have been adjusted to give effect to the Stock Splits.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Historical Financial Data" and the Consolidated Financial Statements included elsewhere in this Prospectus.

     Certain statements under this caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" constitute "forward-looking statements" under the Securities Act and the Exchange Act. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

GENERAL

     Net Sales. Among the more significant factors that influence annual sales are general economic conditions in the Company's domestic and international markets, new product introductions, the level of advertising expenditures, the effectiveness of marketing and distribution programs and product pricing decisions.

     Reported sales are also affected by foreign exchange rates, primarily the U.S. dollar/Swiss franc rate, because significant portions of the Company's international sales are billed in Swiss francs and translated to U.S. dollars at average exchange rates for financial reporting purposes.

     The Company's business is very seasonal. There are two major selling seasons in the Company's North American markets: the spring season, which includes school graduations and several holidays, and, most importantly, the Christmas and holiday season. Major selling seasons in certain international markets center around significant local holidays that occur in late winter or early spring; however, because these markets are a less significant portion of the Company's business, their impact is far less than that of the selling seasons in North America.

     The Company is continuing its efforts, begun in fiscal 1995, to expand sales in key international markets. These efforts have included: the recruitment of a number of key personnel with management level sales and marketing responsibilities, the addition and replacement of selected independent distributors, an increase in the number of sales representatives, retargeted and increased advertising and coordinated marketing programs designed to build brand awareness and consumer demand for the Company's watches at point-of-sale.

     Gross Margins. The Company's overall gross margins are primarily affected by four major factors: sales mix, product pricing strategy, component and labor costs and the U.S. dollar/Swiss franc exchange rate. The Company's gross margins on its manufactured brands are higher than those on its distributed brands and, therefore, any shift in overall sales mix toward the Company's manufactured brands will generally have a favorable impact on margins. In addition, margins on sales of a particular brand vary from model to model and, therefore, changes in the model sales mix within a brand will impact margins.

     All of the Company's brands compete with a number of other brands on the basis of not only styling but also wholesale and retail price. The Company's ability to improve margins through price increases is, therefore, to some extent constrained by competitor actions. The overall level of liquidation sales of discontinued models in a particular fiscal year can also impact the Company's gross margins.

     Manufacturing costs of the Company's Movado and Concord brands consist primarily of component costs, Company and subcontract assembly costs and unit overhead costs.

     The Company seeks to control and reduce component and subcontract labor costs through a combination of negotiation with existing suppliers and alternative sourcing. Overall wage and salary costs at the Company's manufacturing operations in Switzerland are a function of production levels and local inflation. These costs have remained fairly stable over the three previous fiscal years.

     Since a substantial amount of the Company's product costs are incurred in Swiss francs, fluctuations in the U.S. dollar/Swiss franc exchange rate can impact the Company's production costs and therefore its gross margins. The Company, therefore, hedges its Swiss franc purchases using a combination of forward contracts, purchased currency options and spot purchases. The Company's hedging program has, in the recent past, been reasonably successful in stabilizing product costs despite exchange rate fluctuations.

     Operating Expenses. The Company's operating expenses consist primarily of advertising, selling, distribution and general and administrative expenses. Annual advertising expenditures are based principally on overall strategic considerations relative to maintaining or increasing market share in markets that management considers to be crucial to the Company's continued success as well as on general economic conditions in the various marketplaces around the world in which the Company sells its products.

     Selling expenses consist primarily of sales commissions, sales force travel costs and operating costs incurred in connection with the Company's retail business. Sales commissions vary proportionally with overall sales levels. Retail operating expenses consist primarily of salaries and store rent.

     Distribution expenses consist primarily of salaries of distribution staff, the cost of part-time help to meet seasonal needs, and shipping costs and supplies.

     General and administrative expenses consist primarily of salaries, employee benefit plan costs, office rent, management information systems costs and various other corporate expenses such as insurance, legal, internal audit and credit and collection costs.

     Operating expenses over the last three fiscal years reflect the effect of the implementation of the Company's growth strategy. The more significant expenses associated with this strategy included advertising and marketing expenses designed to increase market share for the Piaget, Corum, Concord and Movado brands, advertising and marketing costs for the continuing expansion of the Company's ESQ line, which was introduced in 1993, additions to the Company's sales force, salaries and rents associated with additional outlet stores and the addition of staff to support distribution, inventory management and customer service requirements coincident with growth of the Company's business.

     Income Taxes. The Company's income tax provision for both fiscal 1997 and 1996 amounted to $3.9 million or 24.8% and 28.5% of pretax income, respectively. A portion of the Company's consolidated operations are located in non-U.S. jurisdictions and therefore the Company's effective rate differs from U.S. statutory rates. The majority of the Company's non-U.S. operations are located in jurisdictions with statutory rates below U.S. rates. The Company believes that the future effective tax rate will range from 24% to 30%; however, there can be no assurance of this as it is dependent on a number of factors, including the mix of foreign to domestic earnings, local statutory tax rates and the Company's ability to utilize net operating loss carryforwards in certain jurisdictions.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JULY 31, 1997 AND 1996

     Net Sales. Net sales increased 12.4% to $91.9 million from $81.8 million for the six months ended July 31, 1997 and July 31, 1996, respectively. The increase was attributable to a 10.0% increase in domestic sales and a 22.5% increase in international sales. The growth of the domestic sales reflected increases in the Company's Concord and Movado lines. The growth in international sales related to growth in unit sales volumes for Concord and Movado in the Middle East, Concord in the Far East, and Movado in the Caribbean. The growth in both domestic and international sales reflected new product introductions in fiscal 1997 and 1998 for Concord, with the introduction of the Veneto and LaScala collections, and Movado, with the introduction of the Vizio collection. The increase in sales was partially offset by decreases in sales of Piaget, Corum and ESQ brands. The sales decrease in Piaget was due to a planned reduction in points-of-sale in order to create greater exclusivity in the retail channel of the brand. The decrease in ESQ sales compared to the prior year was predominantly due to the expansion of the brand's retail network that occurred during the first half of the prior fiscal year.

     Gross Margins. Gross profit for the six months ended July 31, 1997 was $52.1 million (56.7% of net sales) as compared to $45.0 million (55.0% of net sales) for the comparable prior year period. Gross margin was favorably impacted by sales mix, particularly an increase in the proportion of sales of the Company's higher margin Concord and Movado brands to net sales. The Company's margin also benefited from increases in the U.S. dollar against the Swiss franc, which occurred late in the previous year.

     Operating Expenses. Operating expenses increased 14.4% for the six months ended July 31, 1997 to 51.2% of net sales from 50.3% of net sales for the comparable prior year period. The increase in operating expenses occurred primarily from planned increases in marketing and advertising, particularly in the Company's Concord, Movado and ESQ brands. The increases in advertising and marketing were partially offset by decreases in non-marketing related costs.

     Interest Expense. Net interest expense, which consisted primarily of interest on the Company's $40 million principal amount of Senior Notes and borrowings against its working capital and revolving lines of credit, was $2.3 million for the six months ended July 31, 1997 as compared to $2.1 million for the comparable prior year period. The higher interest expense was mainly due to higher average borrowings for the six months ended July 31, 1997 as compared to the comparable prior year period.

     Income Taxes. The Company recorded a provision for income taxes of $699,000 for the six months ended July 31, 1997 as compared to a provision of $519,000 for the comparable prior year period. Taxes were provided at a 25% effective rate which the Company believes will approximate the effective annual rate for fiscal 1998; however, there can be no assurance of this as it is dependent on a number of factors including: mix of foreign to domestic earnings, local statutory tax rates and utilization of net operating losses. The 25% effective rate differed from the U.S. statutory rate due to the mix of earnings between the Company's U.S. and international operations, the most significant of which are located in Switzerland. The Company's international operations are generally subject to tax rates that are significantly lower than U.S. statutory rates.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED JANUARY 31, 1997, 1996 AND 1995

  Net Sales.  Comparative net sales by product class were as follows:

                                                               1997       1996       1995
                                                             --------   --------   --------
                                                                     (IN THOUSANDS)
    Concord, Movado and ESQ:
      Domestic.............................................  $138,810   $110,455   $ 94,635
      International........................................    30,185     28,504     27,437
    Piaget and Corum.......................................    22,386     25,963     22,296
    Other..................................................    23,726     20,945     16,485
                                                             --------   --------   --------
                                                             $215,107   $185,867   $160,853
                                                             ========   ========   ========

     Net sales increased 15.7% in fiscal 1997. The increase resulted primarily from growth in unit sales in the U.S. and, to a lesser extent, unit sales gains in the Company's international business.

     Increases in unit sales in the U.S. were attributable primarily to the Concord, Movado and ESQ brands offset somewhat by a decline in unit sales of Piaget. The increase in international unit sales was offset somewhat by the negative impact of a change in foreign exchange rates.

     Net sales increased 15.6% in fiscal 1996. The increase resulted primarily from growth in unit sales volumes in the U.S., Canada, the Caribbean and certain Far East markets offset somewhat by decreased unit sales in the Company's other international markets. Increases in unit sales in North America were attributable primarily to the Movado and ESQ brands and, to a lesser extent, increases in unit sales of Piaget in the United States, Canada and the Caribbean.

     The increase in net sales in fiscal 1996 also included the effect of price increases which were implemented in response to a significant decline in the value of the dollar against the Swiss franc, which increased the Company's product costs. Net sales were also favorably impacted by changes in average foreign exchange translation rates.

     Gross Margins. The Company's gross margin increased from 55.1% to 55.8% in fiscal 1997. The Company's fiscal 1997 margin was favorably impacted by sales mix, particularly an increase in the proportion of Concord, Movado and ESQ sales to net sales, as well as reduced per unit overhead costs due to higher unit production levels in Switzerland. The Company's gross margin also benefited by increases in the U.S. dollar against the Swiss franc, which occurred late in the fiscal year.

     The Company's gross margin increased from 52.8% to 55.1% in fiscal 1996. The Company continued to experience a shift in its overall sales mix toward its higher margin Concord, Movado and ESQ brands. Gross margin also benefited from reduced levels of lower margin liquidation sales due to the success of the Company's outlet stores and improved production planning. The Company was able to offset the otherwise negative impact on gross margin of a significant decline in the U.S. dollar against the Swiss franc with price increases on all of its lines implemented at various points throughout the year.

     Operating Expenses. Operating expenses increased 18.2% in fiscal 1997 to 46.3% of net sales from 45.4% of net sales in fiscal 1996. The increase in fiscal 1997 operating expenses occurred primarily in the advertising and selling, general and administrative expense categories. Although increasing slightly in absolute terms, product distribution costs declined as a percentage of net sales.

     The increase in advertising and marketing expenditures occurred primarily in the U.S. This increase was planned and relates to the Company's ongoing efforts to build identity and image for its brands. Fiscal 1997 advertising and marketing costs were affected by higher levels of media spending for Concord, Movado and, in particular, ESQ in the U.S., production costs for a new advertising campaign for Concord and increased marketing and promotional activities in the U.S. for all of the Company's brands, including the introduction of the new Vizio collection.

     The growth in consolidated advertising costs also included increased media spending in certain international markets, primarily the Far East and Middle East.

     Selling expenses included an increase in sales commissions commensurate with sales growth as well as the costs associated with an increase in the number of employees involved in the Company's domestic sales function, particularly in the ESQ brand and the growth of the Company's retail division.

     Fiscal 1997 general and administrative expenses included the cost of management additions and increased employee benefit costs. Fiscal 1997 operating expenses also included a non-recurring charge of $450,000 in connection with restructuring the Company's German business.

     Operating expenses increased 21.8% in fiscal 1996 to 45.4% of net sales as compared to 43.0% of net sales in the prior year. The increase in overall operating expenses was attributable primarily to a planned 36% increase in advertising costs, and increases in variable selling and distribution expenses.

     The increase in fiscal 1996 advertising expenses related to domestic media costs primarily for Movado and ESQ, targeted international campaigns, cooperative advertising programs and domestic and international advertising production costs. Fiscal 1996 advertising expenses also included a one-time $600,000 charge in connection with a change in the accounting standards for advertising production costs. Non-advertising operating expenses as a percentage of sales were consistent with the prior year.

     Interest Expense. Net interest expense, which consists primarily of interest on the Company's $40 million principal amount of Senior Notes and borrowings against its working capital and revolving lines of credit, was $4.9 million, $4.5 million and $4.3 million for fiscal 1997, 1996 and 1995, respectively. The effect of higher average outstanding borrowings against working capital lines in 1997 and 1996 was offset somewhat by lower average interest rates on these borrowings.

     Income Taxes. The Company's income tax provisions for both fiscal 1997 and 1996 amounted to $3.9 million or 24.8% and 28.5% of pre-tax income, respectively. A portion of the Company's consolidated operations are located in non-U.S. jurisdictions and therefore the Company's effective rate differs from U.S. statutory rates. The majority of the Company's non-U.S. operations are located in jurisdictions with statutory rates below U.S. rates. The Company believes that the future effective tax rate will range from 24% to 30%; however, there can be no assurance of this as it is dependent on a number of factors, including mix of foreign to domestic earnings, local statutory tax rates and the Company's ability to utilize net operating loss carryforwards in certain jurisdictions.

     In fiscal 1995, the Company recorded a tax benefit of $2.5 million. The benefit resulted primarily from the reversal of valuation allowances on domestic deferred tax assets related to net operating loss carryforwards, cumulative temporary differences and alternative minimum tax credits.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's liquidity needs have been, and are expected to remain, primarily a function of its seasonal working capital requirements, which have increased due to significant growth in domestic sales over the two previous years. The Company's business is not capital intensive and liquidity needs for capital investments have not been significant in relation to the Company's overall financing requirements.

     The Company has met its liquidity needs primarily through funds from operations and bank borrowings with domestic and Swiss banks. The Company's future requirements for capital will relate not only to working capital requirements for the expected continued growth of its existing brands, domestically and internationally, but also to funding new product lines, including the spring 1998 launch of the Company's new Coach watch line, product line extensions and retail boutiques for the Movado brand. In addition, the Company is required to make a $5 million sinking fund payment on February 2, 1998 in connection with its $40 million Senior Notes.

     In order to meet the increase in working capital requirements, the Company's revolving credit and working capital lines with its domestic bank group were amended in July 1997 to provide for a three year $90.0 million unsecured revolving line of credit, pursuant to the Restated Bank Credit Agreement, and to provide for $16.6 million of uncommitted working capital lines of credit. These new facilities replaced a $20.0 million revolving line of credit and $35.0 million domestic working capital lines of credit and certain of the Company's Swiss working capital lines. At July 31, 1997, the Company had an outstanding balance of $52.6 million under the Restated Bank Credit Agreement.

     The Company's debt to total capitalization ratio was 48.0% at July 31, 1997, as compared to 41.2% at July 31, 1996. The increase in the debt to total capitalization ratio was predominantly due to a $19.4 million decline in the cumulative foreign exchange translation adjustment due to the strength of the U.S. dollar. In addition, the Company's seasonal borrowings increased $12.9 million under its working capital credit agreements to fund the growth in its business. The debt to total capitalization ratio at January 31, 1997 was 33.7%. The increase in the debt to total capitalization ratio from January 31, 1997 was predominantly due to an increase in loans payable to banks to finance increases in seasonal working capital requirements.

     The Company's net working capital, consisting primarily of trade receivables and inventories, amounted to $120.0 million at July 31, 1997, $132.6 million at July 31, 1996 and $126.7 million at January 31, 1997. The decrease in working capital from July 31, 1996 was primarily the result of the reclassification of $5.0 million of the Company's long-term senior debt, which is payable February 2, 1998. The decrease in working capital from January 31, 1997 was primarily the result of an increase in liabilities, especially loans payable to banks, in connection with seasonal working capital requirements.

     Accounts receivable at July 31, 1997 were $89.5 million as compared to $79.3 million at July 31, 1996 and $75.7 million at January 31, 1997. The increase in receivables was primarily the result of growth in the Company's business.

     Inventories at July 31, 1997 were $105.8 million as compared to $108.6 million at July 31, 1996 and $87.2 million at January 31, 1997. The increase in inventories from January 31, 1997 to July 31, 1997 reflected a seasonal build-up prior to the third quarter and, to a lesser degree, the expansion of the Company's sales base and product line.

     The Company's capital expenditures through July 31, 1997 approximated $2.6 million compared to $2.3 million through July 31, 1996. Expenditures were primarily related to improvements in the Company's management and sales management information systems and costs incurred in connection with the expansion of domestic distribution operations. The Company expects that its annual capital expenditures in fiscal 1998 will exceed the average levels experienced over the last three fiscal years due to planned improvements in management information systems, expansion of its retail store network and the expansion of distribution operations to support continued sales growth.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, Earnings Per Share, which specifies the computation, presentation and disclosure requirements for earnings per share. Management of the Company believes that adoption of Statement No. 128, which is required for the fiscal year ending January 31, 1998, will not have a material impact on the Company's earnings per share calculation.

                                    BUSINESS

GENERAL

     Movado Group is a leading designer, manufacturer and distributor of quality watches with prominent brands sold in almost every price category comprising the watch industry. The Company currently markets five distinctive brands of watches, Movado, Concord, ESQ, Piaget and Corum, which compete in the Exclusive, Luxury, Premium Branded and Moderate Branded categories of the watch market. In the spring of 1998, the Company plans to introduce Coach watches as a new brand under an exclusive worldwide license from Coach. The Company's watches, all of which are manufactured with Swiss movements, have suggested retail prices ranging generally from $125 to $50,000, although certain watches have suggested retail prices in excess of $1,000,000. During fiscal 1997, sales in the United States and Canada accounted for approximately 82% of the Company's net sales, with the balance generated internationally.

     The Company is, and will continue to be, focused on providing consumers with a wide variety of watches characterized by attractive styling, high quality and good value. The Company intends to capitalize on the broad name recognition of its watch brands and its substantial design, manufacturing, sales and advertising experience in pursuing new opportunities in the watch business. See "-- Business Strategy."

INDUSTRY OVERVIEW

     The largest markets for watches are North America, Western Europe and the Far East. While exact worldwide wholesale sales volumes are difficult to quantify, the Company estimates from data obtained from the Federation of the Swiss Watch Industry that worldwide wholesale sales of finished watches were over $13 billion in 1996. Watches are produced predominantly in Switzerland, Japan and Hong Kong. According to the Federation of the Swiss Watch Industry, Switzerland, Japan and Hong Kong accounted for approximately 68%, 17% and 5%, respectively, of worldwide finished watch exports based on value. Among all the major watch exporting countries, Swiss watches have the highest average unit value.

     The Company divides the watch market into five principal categories as set forth in the following table:

                                                                            PRIMARY CATEGORY
                                                                                   OF
                                                        SUGGESTED RETAIL      MOVADO GROUP
                     MARKET CATEGORY                      PRICE RANGE            BRANDS
    -------------------------------------------------  ------------------  ------------------
    Exclusive........................................   $10,000 and over    Piaget and Corum
    Luxury...........................................   $1,000 to $9,999   Concord and Vizio
    Premium Branded..................................     $500 to $999           Movado
    Moderate Branded.................................     $100 to $499            ESQ
    Mass Market......................................    less than $100            --

     The Company competes in the Exclusive category as the exclusive distributor of Piaget and Corum watches in the United States, Canada, Central America and the Caribbean. The Company's Concord watches compete primarily in the Luxury category of the market, although certain Concord watches compete in the Exclusive and Premium Branded categories. The Company's Vizio watches compete in the Luxury category of the market. The Company's Movado watches compete primarily in the Premium Branded category of the market, although certain Movado watches compete in the Exclusive, Luxury and Moderate Branded categories. It is expected that the Company's Coach brand will compete in both the Premium Branded and Moderate Branded categories. The ESQ line competes in the Moderate Branded category of the market. The Company does not participate in the Mass Market category.

  Exclusive Watches

     Exclusive watches are usually made of precious metals, including 18 karat gold or platinum, and may be set with precious gems, including diamonds, emeralds, rubies and sapphires. These watches are primarily mechanical or quartz-analog watches. Mechanical watches keep time with intricate mechanical movements consisting of an arrangement of wheels, jewels and winding and regulating mechanisms. Quartz-analog watches have quartz movements in which time is precisely calibrated to the regular frequency of the vibration of quartz crystal. Exclusive watches are manufactured almost entirely in Switzerland. In addition to the Company's Piaget and Corum watches and certain Movado and Concord watches, well-known brand names of Exclusive watches include Audemars Piguet, Patek Philippe and Vacheron Constantin.

  Luxury Watches

     Luxury watches are either quartz-analog watches or mechanical watches. These watches typically are made with either 14 or 18 karat gold, stainless steel or a combination of gold and stainless steel, and are occasionally set with precious gems. Luxury watches are primarily manufactured in Switzerland. In addition to a majority of the Company's Concord, Vizio and certain Movado watches, well-known brand names of Luxury watches include Baume & Mercier, Breitling, Cartier, Ebel, Omega, Rolex and TAG Heuer.

  Premium Branded Watches

     The majority of Premium Branded watches are quartz-analog watches. These watches typically are made with gold finish, stainless steel or a combination of gold finish and stainless steel. Premium Branded watches are manufactured primarily in Switzerland, although some are manufactured in the Far East. In addition to a majority of the Company's Movado watches and certain Concord watches, well-known brand names of Premium Branded watches include Gucci, Rado and Raymond Weil.

  Moderate Branded Watches

     Most Moderate Branded watches are quartz-analog watches. Moderate Branded watches are manufactured primarily in the Far East and Switzerland. These watches typically are made with gold finish, stainless steel, brass or a combination of gold finish and stainless steel. In addition to the Company's ESQ brand, well-known brand names of watches in the Moderate Branded category include Anne Klein, Bulova, Gucci, Guess, Seiko and Wittnauer.

  Mass Market Watches

     Mass Market watches typically consist of digital and quartz-analog watches that are made with stainless steel, brass or plastic. Digital watches, unlike quartz-analog watches, have no moving parts. Instead, time is kept by electronic microchips and is displayed as discrete Arabic digits illuminated on the watch face by light emitting diodes (LEDs) or liquid crystal displays (LCDs). Mass Market watches are manufactured primarily in the Far East. Movado Group does not manufacture or distribute Mass Market watches. Well-known brands of Mass Market watches include Casio, Citizen, Fossil, Pulsar, Seiko, Swatch and Timex.

BUSINESS STRATEGY

     The Company has extensive experience in the product design, manufacturing, distribution, marketing and advertising of watches in the Exclusive, Luxury, Premium Branded and Moderate Branded categories. The Company believes that successful watch brands in these categories are characterized by strong brand images, unique product styling, high quality manufacturing and extensive sales support.

     The Company's business strategy consists of four key elements:

1.Increase sales in those markets where the Company has its strongest market positions, namely the United States, Canada and the Caribbean, by continuing to build its brands through product development, advertising, and sales and point-of-sale support.

     The Company intends to continue to build its brands through its individual brand strategies, which are designed to fit the requirements of each brand's specific niche. These brand strategies, described below, involve integrating product styling, pricing, distribution channels and advertising to meet the needs of a particular type of consumer.

     - Movado is a leading brand in the Premium Branded watch category. The Company intends to continue to leverage Movado's strong competitive position using the Movado Museum watch dial design, which has an image of sophistication and style. The Company is expanding the Movado brand through the introduction of the Vizio collection, which incorporates contemporary design in non-Museum dial watches at higher price points. Movado is sold primarily through better department stores, better independent jewelers and better jewelry store chains.

     - Concord is a leading brand in the Luxury watch category. Concord's watches combine technical sophistication with updated traditional design. Most Concord watches are made with 18 karat gold, stainless steel or a combination of 18 karat gold and stainless steel. Concord watches are positioned to offer significant value relative to other brands in their category and are sold primarily through independent luxury jewelers.

     - ESQ competes in the Moderate Branded watch category as a casual sport watch brand designed to appeal to the active lifestyle consumer. All ESQ watches contain Swiss movements. The ESQ brand consists of sport and fashion watches with features and styles comparable to more expensive watches. ESQ is sold primarily through better department stores, jewelry store chains and independent jewelers.

     - Piaget is a leading brand in the Exclusive watch category. Piaget watches, most of which are set with diamonds or other precious stones, are made from 18 karat gold or platinum. Piaget watches are sold through a select network of luxury jewelry retailers. In October 1996, the Company opened the first Piaget boutique in North America on Fifth Avenue in New York City.

     - Corum creates unique and identifiable watches in the Exclusive watch category, with an emphasis on the men's market. Corum's designs include the Admiral's Cup watch and the Gold Coin watch, which is constructed from an actual gold coin. Corum watches are sold through a small network of luxury jewelry retailers.

2.Increase international sales for the Movado and Concord brands through further investment in brand advertising and product support in select international markets, primarily Japan, Hong Kong, Taiwan, the Middle East and Switzerland.

     The Company intends to continue to invest significant resources to build name recognition and brand appeal for the Movado and Concord brands in these select international markets where the Company believes it has the best growth opportunities. This effort will be accomplished either by the Company directly or in concert with local distributors.

3.Introduce and develop the Coach watch brand, both domestically and internationally, utilizing the Company's existing product development, manufacturing, distribution, sales and advertising capabilities.

     In December 1996, the Company entered into an exclusive 10 year agreement with Coach to develop and distribute Coach watches worldwide. Coach is a leading designer of leather goods in North America with over 100 of its own stores worldwide and extensive distribution in North America and Asia. Coach also distributes through duty free retailers around the world. The Company has designed an original line of Coach watches expected to be introduced in the spring of 1998. The Company intends to distribute Coach watches through Coach's own stores, better department stores, better jewelry store chains and duty free retailers.

4.Expand the Movado brand into related product categories through the opening of Movado retail boutiques.

     The Company is developing a range of products that reflect Movado's unique design philosophy. The primary focus for these products is women's jewelry. Other product categories include men's jewelry, pens, desk accessories, and table top objects such as vases, bowls, frames and pitchers. These products will be sold exclusively through Movado retail boutiques. The Company is developing a distinctive design for these boutiques and expects to open the first boutique in the spring of 1998 in the New York metropolitan area.

PRODUCTS

     The Company currently markets five distinctive brands of watches, Movado, Concord, ESQ, Piaget and Corum, which compete in the Exclusive, Luxury, Premium Branded and Moderate Branded categories. The Company designs and manufactures Movado and Concord watches primarily in Switzerland, as well as in the United States, for sale throughout the world. ESQ watches are manufactured to the Company's specifications by independent contractors located in the Far East and are presently sold in the United States, Canada and the Caribbean. In addition, Movado Group is the exclusive distributor of Swiss-manufactured Piaget and Corum watches in the United States, Canada, Central America and the Caribbean. Piaget and Corum watches are manufactured in Switzerland by Piaget Swiss and Corum Swiss, respectively. In the spring of 1998, the Company plans to introduce Coach watches as a new brand under an exclusive worldwide license from Coach.

  Movado

     Founded in 1881 in La Chaux-de-Fonds, Switzerland, the Movado brand today includes a line of watches based on the design of the world famous Movado Museum watch and a number of other watch collections with more traditional dial designs. The design for the Movado Museum watch was the first watch design chosen by the Museum of Modern Art for its permanent collection. It has since been honored by 10 other museums throughout the world. All Movado watches are made with 14 or 18 karat gold, 18 karat gold finish, stainless steel or a combination of 18 karat gold finish and stainless steel. The majority of Movado watches have suggested retail prices between approximately $195 and $4,000.

  Concord

     Concord was founded in 1908 in Bienne, Switzerland. Concord watches employ both quartz and mechanical movements. Concord watches are made with 18 karat gold, stainless steel or a combination of 18 karat gold and stainless steel, except for Concord Royal Gold watches, most of which are made with 14 karat gold. The majority of Concord watches have suggested retail prices between approximately $1,000 and $15,000.

  ESQ

     ESQ was launched in the second half of fiscal 1993. All ESQ watches contain Swiss movements and are made with stainless steel, gold finish or a combination of stainless steel and gold finish, with leather straps, stainless steel bracelets or gold finish bracelets. The ESQ brand consists of sport and fashion watches with suggested retail prices from approximately $125 to $495 with features and styles comparable to more expensive watches.

  Piaget

     Piaget watches are manufactured by Piaget Swiss in La Cotes-aux-Fees, Switzerland. The Company believes that Piaget watches are among the most expensive watches in the world. All Piaget watches are made of 18 karat gold or platinum. Most Piaget watches are set with diamonds or other precious stones. In addition, the Company distributes certain Piaget limited edition high jewelry watches, typically made of 18 karat gold and set with precious gems, including diamonds, emeralds, rubies and sapphires. The majority of Piaget watches have suggested retail prices between approximately $4,000 and $50,000.

  Corum

     Corum Swiss is a family owned company founded in 1955 in La Chaux-de-Fonds, Switzerland. Corum's watch designs are typically unique and distinctive. Corum's most recognized watches are the Gold Coin and Admiral's Cup. The majority of Corum watches have suggested retail prices between approximately $3,000 and $30,000.

  Other Products and Services


     During fiscal 1997, sales of other products and services totaled approximately $23.7 million, or approximately 11.1% of net sales. These sales include revenues from the Company's service and watch repair operations, which historically have represented a source of consistent revenues with profit margins comparable to those generated from sales of the Company's watches. Other products and services include sales derived from the Company's 18 retail stores.


WARRANTY AND REPAIR

     The Company has service facilities around the world in 10 Company-owned service facilities and approximately 135 authorized independent service centers. The Company conducts training sessions for, and distributes technical information and updates to, repair personnel in order to maintain consistency and quality at its service facilities and authorized independent service centers. The Company's products are covered by limited warranties against defects in materials and workmanship for periods ranging from one to three years from the date of purchase for movements and up to five years for Movado watch casings and bracelets. Products that are returned under warranty to the Company are generally serviced by the Company's employees at its service facilities.

ADVERTISING

     Advertising is important to the successful marketing of the Company's watches. Movado Group has maintained its own in-house advertising department since 1972 and devotes significant resources to advertising. Advertising expenditures totaled approximately 18%, 18% and 15% of net sales in fiscal 1997, 1996 and 1995, respectively. Advertising is developed individually for each of the Company's watch brands and is directed primarily to the ultimate consumer rather than to trade customers. The Company develops advertising for each of its brands by targeting consumers with particular demographic characteristics appropriate to the image and price range of the brand. Advertisements are placed predominately in magazines and other print media, but are also created for television campaigns, catalogues and promotional materials.

SALES AND DISTRIBUTION

  Overview

     The Company sells Movado and Concord watches throughout the world. ESQ watches are presently sold in the United States, Canada and the Caribbean. The Company is the exclusive distributor for Piaget and Corum watches in the United States, Canada, Central America and the Caribbean. All five brands are sold to trade customers by the Company's sales personnel, who typically specialize in one particular brand. The Company also sells Movado and Concord watches outside the United States, Canada, Central America and the Caribbean through independent international distributors. In fiscal 1997, no single trade customer or international distributor accounted for 10% or more of the Company's net sales. In addition to its sales to trade customers and independent distributors, a portion of the Company's net sales are made directly to consumers in the United States through the Company's 18 retail stores.

     The Company divides its business into two major geographic markets: the "domestic" market, which includes the Company's United States and Canadian operations, and the "international" market, which includes the balance of the Company's operations.

  Domestic

     Movado Group operates in the United States through its North American Watch Company division and in Canada through a Canadian subsidiary. The Company sells its products in the domestic market primarily through department stores, such as Macy's, Neiman-Marcus and Saks Fifth Avenue, jewelry store chains, such as Zales, Helzberg and Sterling, and independent jewelers. Movado, Concord and ESQ watches are sold through each of these retail channels and Piaget and Corum watches are sold primarily to independent jewelers. Sales to trade customers in the United States and Canada are made directly by the Company's sales force of over 90 employees.

A majority of the sales force is compensated solely on the basis of commissions, which are determined as a percentage of sales.

  International

     The Company sells Movado and Concord watches internationally through its own sales force of approximately 45 employees operating from the Company's sales and distribution offices in Hong Kong, Singapore, and Switzerland, and also through a network of approximately 50 independent distributors operating in numerous countries around the world. A majority of the Company's arrangements with its international distributors are long-term, generally require certain minimum purchases and restrict the distributor from selling competitive products.

  Retail Distribution

     In addition to its sales to trade customers and independent distributors, Movado Group sells Movado watches directly to consumers in its Company-operated Movado store on Fifth Avenue in New York City. The Company also sells Piaget watches and jewelry directly to consumers in its Company-operated Piaget boutique on Fifth Avenue in New York City. The Company opened the Piaget boutique pursuant to an agreement with Piaget Swiss, entered into in fiscal 1997. The Company also operates 16 outlet stores located in Cabazon, St. Helena and Solvang, California; Destin and St. Augustine, Florida; Tuscola, Illinois; Michigan City, Indiana; Freeport, Maine; Lee, Massachusetts; Lancaster, Pennsylvania; Hilton Head, South Carolina; Myrtle Beach, South Carolina; San Marcos, Texas; Manchester, Vermont; Dawsonville, Georgia; and Williamsburg, Virginia. These outlet stores sell discontinued and sample merchandise and factory seconds of all five brands, providing the Company with an organized and efficient method of reducing its inventory without competing directly with trade customers.

BACKLOG

     At August 31, 1997, the Company had unfilled customer orders of approximately $47.1 million, compared to approximately $41.6 million at August 31, 1996 (based on foreign exchange rates in effect on August 31, 1997). The Company believes that substantially all such orders are firm and will be filled during the Company's current fiscal year. The Company's backlog is affected by a variety of factors, including seasonality and the scheduling of the manufacture and shipment of products. Accordingly, a period-to-period comparison of backlog is not necessarily meaningful and may not be indicative of eventual shipments.

SOURCES AND AVAILABILITY OF SUPPLIES

     Movado and Concord watches are generally assembled at the Company's manufacturing facility in Bienne, Switzerland with some off-site assembly performed principally by independent Swiss watch makers. Movado and Concord watches are assembled using Swiss movements and other components obtained from third-party suppliers. A number of cases and bracelets used in these watches are also manufactured by the Company. The Movado Gold and Concord Royal Gold collections are assembled by the Company at its facilities in Lyndhurst, New Jersey using Swiss movements as well as bracelets and cases obtained from third-party suppliers. The Company intends to have Coach watches assembled in Switzerland principally by independent assemblers using Swiss movements and other components obtained from third-party suppliers in Switzerland and elsewhere. ESQ watches are manufactured by independent contractors in the Far East using Swiss movements and other components purchased from third-party suppliers principally located in the Far East.

     A majority of the watch movements used in the manufacture of Movado, Concord and ESQ watches are purchased from two suppliers. The Company obtains other watch components for all of its manufactured brands, including movements, cases, crystals, dials, bracelets and straps, from a number of other suppliers. Precious stones used in the Company's watches are purchased from various suppliers and are set in the United States, Canada and Switzerland. Movado Group does not have long-term supply contracts with any of its component parts suppliers.

     The Company purchases Piaget and Corum watches from Piaget Swiss and Corum Swiss, respectively, under long-term distribution agreements expiring December 31, 2009. Pursuant to the Piaget Distribution Agreements, Piaget Swiss undertakes, through its distribution affiliate, Piaget (International) S.A., to sell watches and jewelry to the Company on request, based on a formula that allows for the most favorable prices and delivery terms at which the watches and jewelry are then being offered for sale to wholesale distributors unrelated to Piaget Swiss. Under the terms of the Corum Distribution Agreement, Corum Swiss undertakes to sell watches to the Company at the lowest prices at which the watches are then being offered for sale to others, and to use reasonable efforts to comply with all delivery dates specified by the Company.

COMPETITION

     The markets for each of the Company's watch brands are highly competitive. With the exception of SMH, a large Swiss-based competitor, no single company competes with the Company across all of its brands. Certain companies, however, compete with Movado Group with respect to one or more of its watch brands. Certain of these companies have, and other companies that may enter the Company's markets in the future may have, substantially greater financial, distribution, marketing and advertising resources than the Company. The Company's future success will depend, to a significant degree, upon its ability to compete effectively with regard to, among other things, the style, quality, price, advertising, marketing and distribution of its watch brands.

TRADEMARKS AND LICENSING AGREEMENTS

     Movado Group owns the trademarks MOVADO(R), CONCORD(R), VIZIO(TM) and related trademarks for watches in the United States and in numerous other countries. The Company licenses ESQUIRE(R), ESQ(R) and related trademarks on an exclusive basis for use in connection with the manufacture, distribution, advertising and sale of watches pursuant to the Hearst License Agreement. The current term of the Hearst License Agreement expires December 31, 2000, and the agreement is renewable at the Company's option through December 31, 2018. The Company licenses the trademark COACH(R) and related trademarks on an exclusive basis for use in connection with the manufacture, distribution, advertising and sale of watches pursuant to the Coach License Agreement. Subject to meeting certain performance goals, the Coach License Agreement expires 10 years after the Company's initial sales of Coach watches to retail outlets not operated by Coach, which are expected to commence in the spring of 1998.

     The Company owns the trademark PIAGET(R) for watches and jewelry and a number of related trademarks for watches in the United States. Pursuant to the Piaget Distribution Agreements, the Company is required to assign such trademarks to Piaget Swiss upon the expiration of the Piaget Distribution Agreements on December 31, 2009.

     The Company also owns the trademark CORUM(R) and a number of related trademarks for watches in the United States. Pursuant to the Corum Distribution Agreement, the Company is required to assign these trademarks to Corum Swiss on December 31, 2009 upon the expiration of the Corum Distribution Agreement, unless earlier terminated by either party as of December 30, 2002.

     The Company actively seeks to protect and enforce its trademarks by working with industry associations, anti-counterfeiting organizations, private investigators and law enforcement authorities, monitoring the enforcement of certain exclusion orders received from Customs and, when necessary, suing infringers of its trademarks. Consequently, the Company is involved from time to time in litigation or other proceedings to determine the enforceability, scope and validity of these rights. As the owner of the PIAGET(R) trademark for watches in the United States, the Company has received an exclusion order, pursuant to Customs regulations, which prohibits the importation of both counterfeit and gray-market Piaget watches into the United States. A "gray-market" good is a foreign manufactured good that bears a valid United States trademark and is imported without the consent of the United States trademark owner. Customs enforces the exclusion order by seizing any such goods at their point of entry into the United States. The Company also has exclusion orders covering the trademark CORUM(R) and the Admiral's Cup dial design trademark. With respect to the trademarks MOVADO(R) and CONCORD(R) and certain other related trademarks, the Company has received exclusion orders that prohibit the importation of counterfeit goods or goods bearing confusingly similar trademarks into the United States. In accordance with Customs regulations, these exclusion orders, however, cannot cover the importation of gray-market Movado or Concord watches because the Company is the manufacturer of such watches. All of the Company's exclusion orders are renewable.

EMPLOYEES

     As of June 30, 1997, the Company had 718 full-time employees in its domestic and international operations. No employee of the Company is represented by a labor union or is subject to a collective bargaining agreement. The Company has never experienced a work stoppage due to labor difficulties and believes that its employee relations are good.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS AND SEASONALITY

     The Company operates in one industry segment: the design, manufacture and distribution of quality watches. The Company's sales in the United States and Canada are traditionally greater during the Christmas and holiday season and are significantly more seasonal than its international sales. Consequently, the Company's net sales historically have been higher during the second half of its fiscal year. The second half of each year accounted for approximately 62%, 61% and 63% of the Company's net sales for the fiscal years ending January 31, 1997, 1996 and 1995, respectively. The amount of net sales and operating income generated during the second half of each fiscal year depends upon the general level of retail sales during the Christmas and holiday season, as well as economic conditions and other factors beyond the Company's control. The Company does not expect any significant change in the seasonality of its domestic business in the foreseeable future. International sales tend to be less seasonal, particularly those derived from the Middle and Far Eastern markets.

PROPERTIES

     The Company leases various facilities in the United States, Canada, Switzerland and the Far East for its corporate, manufacturing, distribution and sales operations. The Company's leased facilities are as follows:

                                                                              SQUARE          LEASE
             LOCATION                               FUNCTION                  FOOTAGE      EXPIRATION
-----------------------------------  --------------------------------------   -------    ---------------
Lyndhurst, New Jersey..............  Executive offices, watch                  93,000    May 2002
                                     assembly and distribution
Bienne, Switzerland................  Corporate functions, watch                52,000    January 2007
                                     sales, distribution, assembly and
                                       repair
Toronto, Canada....................  Watch sales, distribution and             11,200    June 2007
                                     repair
Hackensack, New Jersey.............  Warehouse                                  6,600    July 1999
Willowdale, Canada.................  Distribution                               5,335    May 1998
Hong Kong..........................  Watch sales, distribution and              3,400    January 1999
                                     repair
Los Angeles, California............  Watch repair                               3,000    December 1997
Miami, Florida.....................  Watch repair                               2,600    October 2001
Grenchen, Switzerland..............  Watch sales                                2,600    January 1998
New York, New York.................  Watch repair                               2,200    November 2005
Japan..............................  Watch sales                                  750    May 1998
Singapore..........................  Watch sales, distribution and repair         474    August 1998

     The Company leases retail space with average square footage of approximately 1,500 square feet per store for the operation of its Movado store and 16 outlet stores under leases expiring from February 1998 to July 2004. The Company also leases approximately 3,700 square feet of space at 730 Fifth Avenue in New York City under a lease expiring May 31, 2006. The Company operates this location as the Piaget boutique, devoted exclusively to Piaget watches and jewelry.

     Movado Group owns 1.2 acres and the buildings located thereon in La-Chaux-de-Fonds, Switzerland, which the Company uses for watch component manufacturing. The Company also owns approximately 2,400 square feet of office space in Hanau, Germany, which it previously used for sales, distribution and watch repair functions. The Company believes that its existing facilities are adequate for its current operations and to handle reasonably foreseeable sales growth.

LEGAL PROCEEDINGS

     The Company is involved in certain legal proceedings arising in the normal course of its business. The Company believes that none of these proceedings, either individually or in the aggregate, would have a material adverse effect on the Company's business or its consolidated financial position.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the current executive officers and directors of the Company:


                                                                                      YEAR FIRST
                 NAME                   AGE                  POSITION                  ELECTED
--------------------------------------  ---   --------------------------------------  ----------
Gedalio Grinberg(1)...................  66    Chief Executive Officer and Chairman
                                              of the Board of Directors                  1967
Efraim Grinberg(1)....................  39    President and Director                     1988
Michael J. Bush.......................  36    Executive Vice President, Chief
                                              Operating Officer and Director             1996
Kenneth J. Adams......................  40    Senior Vice President and Chief
                                              Financial Officer                            --
Timothy F. Michno.....................  40    Secretary and General Counsel                --
Howard Regenbogen.....................  67    Treasurer and Assistant Secretary            --
Leonard L. Silverstein(2)(3)..........  75    Director                                   1975
Donald Oresman(2)(3)..................  72    Director                                   1981
Margaret Hayes Adame(2)(3)............  58    Director                                   1993
Alan H. Howard........................  38    Director                                   1997


---------------
(1) Member of the Executive Committee of the Board.
(2) Member of the Compensation Committee of the Board.
(3) Member of the Audit Committee of the Board.

     Each director holds office until the next annual meeting of shareholders and until a successor has been elected and qualified. The Company's executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. There are no family relationships between any of the executive officers or directors with the exception of Efraim Grinberg, who is the son of Gedalio Grinberg. There are no arrangements between any of the executive officers or directors and any other person pursuant to which any of them was elected an executive officer or director. No executive officer of the Company will receive any additional compensation for serving the Company as a member of the Board of Directors or any of its committees. Directors who are not executive officers of the Company receive a fee of $3,000 for each Board of Directors meeting attended and $1,000 for each committee meeting attended.

     Mr. G. Grinberg founded the Company in 1961 and since then has served as the Company's Chairman and Chief Executive Officer.

     Mr. E. Grinberg joined the Company in June 1980 and served as the Company's Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing. In 1988, Mr.
E. Grinberg was elected to the Board of Directors of the Company. From June 1990 to October 1995, Mr. E. Grinberg served as the Company's President and Chief Operating Officer, and since October 1995 has served as the Company's President. Mr. E. Grinberg also serves on the board of directors of the American Watch Association and the Jewelers' Security Alliance.

     Mr. Bush was elected to the Board of Directors of the Company in 1996. Mr. Bush joined the Company in August 1995 as Executive Vice President and Chief Operating Officer. From 1991 to 1995, Mr. Bush was the Senior Vice President, Marketing and Strategic Planning for Ross Stores, Inc., a California-based retailer. Prior to assuming his position at Ross Stores, Mr. Bush was a Senior Consultant with Bain & Company, Inc., a strategic consulting firm which he joined in 1985.

     Mr. Adams, who served as Corporate Controller since joining the Company in December 1992, was elected Senior Vice President and Chief Financial Officer in April 1995. Before joining the Company, Mr. Adams worked for 12 years at Price Waterhouse LLP, where he progressed to the position of Senior Manager, serving clients in the international and middle market arenas.

     Mr. Michno joined the Company in April 1992 and since then has served as its Secretary and General Counsel. He has been engaged in the practice of law for the past 14 years. Immediately prior to joining the Company and since 1986, Mr. Michno was an associate at the New York firm of Chadbourne & Parke. From 1988 to 1991, he served as a resident outside counsel to American Brands, Inc., a consumer products company.

     Mr. Regenbogen joined the Company in 1972 as its Controller and has served as Treasurer of the Company since 1978. From September 1994 until April 1995, Mr. Regenbogen also served as the Company's Chief Financial Officer.

     Mr. Silverstein has served on the Board of Directors since 1981. He has been engaged in the practice of law at Silverstein and Mullens, Washington, D.C., for 39 years. Mr. Silverstein also serves as Vice President and Director of Tax Management, Inc., a wholly-owned subsidiary of BNA, Inc., and a director of Chevy Chase Federal Savings Bank. He is a former Vice Chairman and currently honorary trustee of the John F. Kennedy Center for the Performing Arts, a director and past President of the Alliance Francaise of Washington, a director of the National Symphony Orchestra Association and a trustee of the White House Historical Association.

     Mr. Oresman has served on the Board of Directors of the Company since 1981. He was Executive Vice President and General Counsel of Paramount Communications, Inc., a publishing and entertainment company, from December 1983 until his retirement in March 1994. Prior to December 1983, Mr. Oresman was engaged in the practice of law as a partner of Simpson Thacher & Bartlett, where he is now Of Counsel.

     Ms. Hayes Adame has served on the Board of Directors of the Company since 1993. Ms. Hayes Adame is the President of the Fashion Group International, Inc., which she joined in March 1993. From 1981 to March 1993, Ms. Hayes Adame was a senior vice president and general merchandise manager at Saks Fifth Avenue. She is also a member of the board of directors of International Flavors & Fragrances, Inc.

     Mr. Howard was elected to the Board of Directors of the Company in September 1997. Mr. Howard is a Managing Director of Credit Suisse First Boston Corporation, which he joined in 1986. Prior to 1986, Mr. Howard worked with the James River Corporation and the Dixie Products Group of American Can Company.

                              CERTAIN TRANSACTIONS

     In August 1995, the Company hired Michael J. Bush as Executive Vice President and Chief Operating Officer. Pursuant to its offer of employment, the Company made a $150,000 interest free loan to Mr. Bush to partially compensate Mr. Bush for the loss of certain stock options he forfeited when he left Ross Stores, Inc. to join the Company. Under the terms of a promissory note, as amended, the loan is payable on or before January 31, 1998. Pursuant to the terms of the amended note, the outstanding balance of the loan was reduced by $75,000 on January 31, 1997 and, as long as Mr. Bush remains an employee of the Company, will be reduced by an amount equal to the then remaining outstanding balance on January 31, 1998.

     In fiscal 1996, the Company entered into an agreement with a trust, which owns an insurance policy issued on the lives of Gedalio Grinberg, the Chief Executive Officer and Chairman of the Board, and his spouse and which provides for a death benefit of $27 million. The trustees of the trust are the three children of Mr. G. Grinberg and Mrs. Grinberg, including Efraim Grinberg, the President of the Company. Under the agreement, the trust has assigned the insurance policy to the Company as collateral to secure repayment by the trust of interest free loans to be made annually by the Company to the trust in amounts sufficient for the trust to pay the premiums on the insurance policy (approximately $740,000 per annum). Under the agreement, the trust will repay the loans from the death benefit proceeds of the policy.

     Under a Death and Disability Benefit Plan Agreement (the "Agreement"), dated September 23, 1994, with Mr. G. Grinberg, in the event of his death or disability while employed by the Company, the Company will pay to his surviving spouse an annual benefit equal to $300,000 (increased each year beginning October 1, 1995 by an amount equal to two percent of the benefit that would have been payable in the prior year). Benefits are payable for the lesser of 10 years or the life of Mr. G. Grinberg's spouse, and are payable only from the general assets of the Company. Neither Mr. G. Grinberg nor his spouse may assign the Agreement or any of the benefits payable thereunder and none of the benefits are payable to their estates or any of their heirs. The Agreement provides that it automatically terminates in the event of the termination of Mr. G. Grinberg's employment with the Company for any reason other than his death or disability and further provides that it is not to be considered a contract of employment. For purposes of the Agreement, "disability" means the inability of Mr. G. Grinberg to perform the duties pertaining to his job because of accident, sickness or other illness as determined by a majority of disinterested directors.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock and Common Stock as of September 30, 1997 (except as otherwise noted in footnotes 4, 5 and 10) as adjusted to reflect the sale of the Common Stock in the Offering by (i) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding Common Stock, (ii) each director, (iii) the named executive officers, (iv) the Selling Shareholders and (v) all the executive officers and directors as a group. Unless otherwise noted, all shares are beneficially owned by the persons indicated.



                                                                                                                         TOTAL
                                                                                                                        CAPITAL
                               CLASS A COMMON STOCK                                                                      STOCK
                 -------------------------------------------------                    COMMON STOCK                    -----------
                                    TO BE SOLD                       ----------------------------------------------
                                      IN THE                                             TO BE                          VOTING
                   OWNED PRIOR      OFFERING AS     TO BE OWNED        OWNED PRIOR      SOLD IN      TO BE OWNED         POWER
                      TO THE          COMMON         AFTER THE            TO THE          THE         AFTER THE        AFTER THE
                     OFFERING          STOCK          OFFERING           OFFERING       OFFERING       OFFERING       OFFERING(1)
                 ----------------   -----------   ----------------   ----------------   --------   ----------------   -----------
     NAME         NUMBER      %       NUMBER       NUMBER      %      NUMBER      %      NUMBER     NUMBER      %          %
---------------  ---------   ----   -----------   ---------   ----   ---------   ----   --------   ---------   ----   -----------
Margaret Hayes
  Adame........         --     --          --            --     --       1,875    *         --         1,875    *        *
Kenneth J.
  Adams(2).....         --     --          --            --     --      15,009    *         --        15,009    *        *
Michael J.
  Bush(3)......         --     --          --            --     --      91,875    1.4       --        91,875    1.0      *
FMR Corp.(4)...         --     --          --            --     --   1,123,312   16.6       --     1,123,312   12.6        2.3
Goldman Sachs &
  Co.(5).......         --     --          --            --     --   1,151,625   17.0       --     1,151,625   12.9        2.4
Efraim
 Grinberg(6)...    842,594   18.6          --       842,594   21.6     147,627    2.2       --       147,627    1.7       17.9
Gedalio
 Grinberg(7)...  2,972,730   65.6     634,500     2,338,230   60.0      61,377    *         --        61,377    *         49.0
Alan H.
  Howard.......         --     --          --            --     --         937    *         --           937    *        *
Timothy F.
  Michno(8)....         --     --          --            --     --       6,759    *         --         6,759    *        *
Donald
  Oresman......      1,960    *            --         1,960    *            --     --       --            --     --      *
Leonard L.
Silverstein(9)...   516,246  11.4          --       516,246   13.2      32,823    *         --        32,823    *         10.8
Thomson
  Horstmann &
  Bryant,
  Inc.(10).....         --     --          --            --     --     607,312    9.0       --       607,312    6.8        1.3
Andrew H.
  Weiss,
 trustee(11)...         --     --          --            --     --     265,500    3.9   265,500           --     --         --
All executive
  officers and
  directors as
  a group (10
persons)(12)...  3,817,284   84.2     634,500     3,182,784   81.7     325,977    4.8       --       325,977    3.7       67.1


---------------
  *  Denotes less than 1% of the capital stock.

     The address for Messrs. Adams, Bush, G. Grinberg, E. Grinberg, Howard, Michno, Oresman, Silverstein and Ms. Hayes Adame is c/o Movado Group, Inc., 125 Chubb Avenue, Lyndhurst, New Jersey 07071.

 (1) In calculating the percent of total voting power, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated.

 (2) The total shares of Common Stock reported as beneficially owned by Mr. Adams includes 15,000 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

 (3) The total shares of Common Stock reported as beneficially owned by Mr. Bush includes 75,000 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

 (4) In a joint filing on Schedule 13G dated February 14, 1997 under the Exchange Act, FMR Corp., through its wholly owned subsidiary, Fidelity Management and Research Company, and Edward C. Johnson 3d and Abigail P. Johnson each reported beneficial ownership of 599,100 shares of Common Stock as to which each such reporting person has sole dispositive power and which, as adjusted for the Stock Splits, equaled 1,123,312 shares. Each reporting person reported having no shared dispositive power as to any such shares nor any voting power, either sole or shared, as to any such shares. Each such reporting person also reported that all of the shares of Common Stock which it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

 (5) On February 14, 1997, in a joint filing on Schedule 13G under the Exchange Act, Goldman Sachs Equity Portfolios, Inc., on behalf of Goldman Sachs Small Cap Equity Fund ("GS Equity"), reported beneficial ownership of 541,600 shares of Common Stock as to which it has shared investment and voting power and which, as adjusted for the Stock Splits, equaled 1,015,500 shares. The Goldman Sachs Group, L.P. ("Group") and Goldman Sachs & Co. ("GS & Co.") each reported beneficial ownership of 614,200 shares of Common Stock, including the shares owned by GS Equity, which, as adjusted for the Stock Splits, equaled 1,151,625 shares. Each of Group and GS & Co. reported that it has shared investment and voting power as to all 1,151,625 shares of Common Stock. As adjusted for the Stock Splits, the total shares of Common Stock beneficially owned by Group and GS & Co. equaled 1,151,625. None of Group, GS & Co. or GS Equity reported having sole voting or investment power as to any of the shares of Common Stock, and each reported in its Schedule 13G filing that all these shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing the control of the Company, or in connection with any transaction having such purpose or effect. The address of Group and GS & Co. is 85 Broad Street, New York, New York 10004. The address of GS Equity is 1 New York Plaza, New York, New York 10004.

 (6) The total number of shares of Class A Common Stock beneficially owned by Efraim Grinberg includes an aggregate of 281,653 shares held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself, of which trusts Mr. E. Grinberg is sole trustee. As sole trustee, Mr. E. Grinberg has sole investment and voting power with respect to the shares held by such trusts. In addition, the amount of shares of Class A Common Stock reported for Mr. E. Grinberg includes an aggregate of 431,468 shares of Class A Common Stock held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself, of which trust Mr. E. Grinberg is co-trustee with Leonard L. Silverstein. As a co-trustee, Mr. E. Grinberg has shared investment and voting power with Mr. Silverstein with respect to the shares of Class A Common Stock held by such trusts. The total number of shares of Common Stock owned by Mr. E. Grinberg includes 55,752 shares of Common Stock held under the Company's Employee Savings and Investment Plan ("401(k) Plan"), the trustees of which are Messrs. G. Grinberg and E. Grinberg, both of whom have shared investment and voting power as to such shares. Mr. E. Grinberg disclaims beneficial ownership as to the 477,107 shares of Class A Common Stock held by the trusts for the benefit of his siblings of which he is trustee or co-trustee and of the 55,752 shares of Common Stock held under the Company's 401(k) Plan except to the extent of his pecuniary interest therein. The total number of shares of Common Stock owned by Mr. E. Grinberg also includes 90,000 shares of Common Stock which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.


 (7) Includes shares to be sold directly by Mr. G. Grinberg or certain family trusts. The total number of shares of Class A Common Stock beneficially owned by Mr. G. Grinberg includes 84,778 shares of Class A Common Stock owned by The Grinberg Family Foundation, a non-profit corporation of which Mr. G. Grinberg, Sonia Grinberg and Leonard L. Silverstein are the directors and as to which shares these three individuals have shared investment and voting power. The total number of shares of Common Stock owned by Mr. G. Grinberg includes 55,752 shares of Common Stock held under the Company's 401(k) Plan, the trustees of which are Messrs. G. Grinberg and E. Grinberg, both of whom have shared investment and voting power as to such shares. Mr. G. Grinberg disclaims beneficial ownership as to the 84,778 shares of Class A Common Stock owned by The Grinberg Family Foundation and the 55,752 shares of Common Stock owned by the Company's 401(k) Plan except to the extent of his pecuniary interest therein.



 (8) The total number of shares of Common Stock reported as beneficially owned by Mr. Michno includes 6,750 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.



 (9) The total number of shares of Class A Common Stock beneficially owned by Leonard L. Silverstein includes an aggregate of 431,468 shares of Class A Common Stock held by several trusts for the benefit of Mr. G. Grinberg's three children, of which trusts Mr. Silverstein is co-trustee with Mr. E. Grinberg with whom he has shared investment and voting power as to the shares held by such trusts. The total number of shares of Class A Common Stock reported for Mr. Silverstein also includes 84,778 shares of Class A Common Stock owned by The Grinberg Family Foundation of which Mr. G. Grinberg, Sonia Grinberg and Mr. Silverstein are the directors and as to which shares these three individuals have shared investment and voting power. Mr. Silverstein disclaims beneficial ownership of the shares of Class A Common Stock held by the trusts and The Grinberg Family Foundation.

(10) Thomson Horstmann & Bryant, Inc. ("TH&B"), in a filing under the Exchange Act on Schedule 13G dated January 7, 1997, reported beneficial ownership of 323,900 shares of Common Stock as to all of which shares it has sole investment power. TH&B also reported that it has sole voting power with respect to 198,700 of such shares and shared voting power as to 5,300 of such shares. As adjusted for the Stock Splits, TH&B's total beneficial ownership equaled 607,312 shares of Common Stock, as to 372,562 of which it had sole voting power and shared voting power of 9,937 shares. TH&B reported that all of the shares of Common Stock which it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of TH&B is Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663.


(11) Mr. G. Grinberg and Mr. Andrew H. Weiss act as trustees of the GG and SG 1997 Charitable Remainder Unitrust under an agreement dated September 30, 1997 (the "Trust Agreement"), and as such possess joint voting control over the 265,500 shares of Common Stock owned by the trust prior to the Offering. However, pursuant to the terms of the Trust Agreement, Mr. Weiss, as independent trustee, has the sole right to sell such shares. The address of Mr. Weiss is c/o Reminick, Aarons & Company, LLP, 685 Third Avenue, New York, New York 10017.



(12) Excludes double counting of shares deemed to be beneficially owned by more than one person. Unless otherwise indicated, the individuals named have sole investment and voting power.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have outstanding 8,914,591 shares of Common Stock and 3,897,731 shares of Class A Common Stock (9,154,591 shares and 3,657,731 shares, respectively, if the Underwriters' over-allotment option is exercised in full). Class A Common Stock may be converted into shares of Common Stock on a one-for-one basis. The 2,400,000 shares of Common Stock sold in the Offering and the remaining shares of the Company not held by "affiliates" of the Company will be freely tradeable without restriction or further registration under the Securities Act. Of the total outstanding shares of capital stock upon completion of the Offering, 325,977 shares of Common Stock and 3,182,784 shares of Class A Common Stock (325,977 and 2,942,784 shares, respectively, if the Underwriters' over-allotment option is exercised in full) will be held by "affiliates," as that term is defined in the Securities Act, and will be subject to the limitations of Rule 144 of the Securities Act.


     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of restricted shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A shareholder who is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, is controlled by or is under common control with such issuer.

     The Company, its officers and directors, the Selling Shareholders and certain other shareholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the Commission a registration statement under the Securities Act relating to, any shares of the Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of Credit Suisse First Boston Corporation, for a period of 120 days after the date of this Prospectus. Following such period, shares of Common Stock held by such shareholders that are not "affiliates" of the Company will be freely tradeable without restriction under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $0.01 per share, 10,000,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Restated Certificate of Incorporation, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part, and to the New York Business Corporation Law ("BCL"). See "Available Information."

COMMON STOCK

  Voting Rights

     Each share of Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 10 votes per share on all matters submitted to a vote of the shareholders.

  Dividends

     Subject to the rights of holders of Preferred Stock, if any, and subject to any other provisions of the Restated Certificate of Incorporation, holders of Common Stock and Class A Common Stock are entitled to receive such dividends and other distributions in cash, property or shares of stock of the Company as may be declared by the Board of Directors in its discretion from any assets of the Company legally available therefore. Shares of

Common Stock and Class A Common Stock will share equally on a per share basis in any dividends declared by the Board of Directors.

  Convertibility

     Each holder of shares of Class A Common Stock is entitled to convert, at any time and from time to time, any and all such shares into the same number of shares of Common Stock. Each share of Class A Common Stock will be converted automatically into Common Stock in the event that the beneficial or record ownership of such share of Class A Common Stock is transferred (including, without limitation, by way of gift, settlement, will or intestacy) to any person or entity, except to certain family members or other affiliated persons deemed "Permitted Transferees" by the Restated Certificate of Incorporation. The Common Stock is not convertible.

  Liquidation Rights

     Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock and Class A Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.

  Other Provisions

     There are no preemptive rights to subscribe to any additional securities that the Company may issue, and there are no redemption provisions or sinking fund provisions applicable to the Common Stock or the Class A Common Stock nor is either class subject to calls or assessments by the Company. All outstanding shares are, and the shares to be outstanding upon completion of the Offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of Preferred Stock in one or more classes or series and to fix the designations, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series. The issuance of Preferred Stock could adversely affect the voting power of the holders of any of the classes of capital stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any Preferred Stock.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BY-LAWS

     Pursuant to the Restated Certificate of Incorporation, directors can be removed from office only for cause and only by the affirmative vote of the holders of 66 2/3% of the then outstanding shares of capital stock entitled to vote generally in an election of directors. Vacancies on the Board of Directors may be filled only by the remaining directors (even though less than a quorum) and not by the shareholders.

     The Restated Certificate of Incorporation and Restated By-Laws provide that special meetings of shareholders may be called only at the direction of the Board of Directors by resolution adopted by the affirmative vote of a majority of the entire Board or by the Chairman, the President or the Secretary of the Company. Shareholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of shareholders. Certain of the provisions contained in the Restated Certificate of Incorporation may be amended only by the affirmative vote of the holders of 66 2/3% of the then outstanding shares of capital stock entitled to vote generally in an election of directors.

     The Restated By-Laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors, as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director or raise business at such meeting must be received by the Company not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal.

     The foregoing provisions of the Restated Certificate of Incorporation and the Restated By-Laws, together with the voting rights of the Class A Common Stock, could discourage or make more difficult a merger, tender offer or proxy contest, even if such provisions could be favorable to the interests of shareholders, and could potentially depress the market price of the Common Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock and the Class A Common Stock is The Bank of New York.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated             , 1997 (the "Underwriting Agreement"), the
underwriters named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, Furman Selz LLC and Rodman & Renshaw, Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Shareholders the following respective numbers of shares of Common Stock:


                                                                            NUMBER OF
                                   UNDERWRITER                               SHARES
        ------------------------------------------------------------------  ---------
        Credit Suisse First Boston Corporation............................
        Furman Selz LLC...................................................
        Rodman & Renshaw, Inc. ...........................................
                                                                              -------
                  Total...................................................  2,400,000
                                                                              =======


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


     One of the Selling Shareholders has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to an aggregate of 240,000 additional outstanding shares from such Selling Shareholder at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.


     The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose to offer the shares of the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain
dealers at such price less a concession of $     per share, and the Underwriters
and such dealers may allow a discount of $     per share on sales to certain
other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.


     The Company, its officers and directors, the Selling Shareholders and certain other shareholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the Commission a registration statement under the Securities Act relating to, any shares of the Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock or publicly disclose an intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 120 days after the date of this Prospectus.


     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase shares of Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the Common Stock who are Underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of shares of Common Stock until the time, if any, at which a stabilizing bid is made. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the NNM or otherwise and, if commenced, may be discontinued at any time.


     Credit Suisse First Boston Corporation has provided financial advisory, investment banking and commercial banking services to the Company in the past and may in the future provide such services, for which Credit Suisse First Boston Corporation has received and will receive customary compensation. Credit Suisse First Boston, an affiliate of Credit Suisse First Boston Corporation, is a lender under the Restated Bank Credit Agreement and will receive customary fees in connection therewith. Alan H. Howard, a director of the Company, is a Managing Director of Credit Suisse First Boston Corporation.


                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS


     Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Shareholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."


RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS


     All of the issuer's directors and officers, as well as the experts named herein and the Selling Shareholders, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS


     A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.


TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian legislation.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK


     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any state, (iii) an estate the income of which is subject to U.S. federal income tax, regardless of its source, or
(iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.


     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period that includes the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens and, thus, are not Non-U.S. Holders for purposes of this discussion.


     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to Non-U.S. Holders in light of their particular circumstances (including tax consequences applicable to Non-U.S. Holders that are, or hold interests in Common Stock through, partnerships or other fiscally transparent entities) and does not address United States state and local or non-United States tax consequences. Prospective Non-U.S. Holders should consult their own tax advisors with respect to the particular U.S. federal income and estate tax consequences to them of owning and disposing of Common Stock, as well as the tax consequences arising under the laws of any other taxing jurisdiction.


DIVIDENDS


     Subject to the discussion below, dividends, if any, paid to a Non-U.S. Holder of Common Stock generally will be subject to United States withholding tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders (and in the case of Non-U.S. Holders that are treated as partnerships or other fiscally transparent entities, partners, shareholders or other beneficiaries of such Non-U.S. Holders) may be required to satisfy certain certification requirements and provide certain information in order to claim treaty benefits. Under recently enacted Section 894(c) of the Code and recently issued temporary Treasury Regulation Section 1.864-1T, special rules regarding the availability of treaty benefits apply with respect to entities that are treated as partnerships or other fiscally transparent entities for U.S. federal income tax purposes but treated as corporations for purposes of the tax laws of an applicable treaty country (or, conversely, treated as corporations for U.S. federal income tax purposes but treated as partnerships or other fiscally transparent entities for purposes of the tax laws of an applicable treaty country). Any such entities that hold Common Stock, and partners, beneficiaries and shareholders of such entities, should consult their tax advisors as to the applicability of such rules to their particular circumstances.



     Dividends paid to a Non-U.S. Holder that are either (i) effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States or (ii) if a tax treaty applies, attributable to a permanent establishment maintained by the Non-U.S. Holder, will not be subject to the withholding tax (provided in either case the Non-U.S. Holder files the appropriate documentation with the Company or its Paying Agent), but, instead, will be subject to regular U.S. federal income tax at the graduated rates in the same manner as if the Non-U.S. Holder were a U.S. resident. In addition to such graduated tax in the case of a Non-U.S. Holder that is a corporation, effectively connected dividends or, if a tax treaty applies, dividends attributable to a U.S. permanent establishment of the corporate Non-U.S. Holder, may be subject to a "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

GAIN ON DISPOSITION OF COMMON STOCK


     A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and no tax will generally be withheld) with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States or, if a tax treaty applies, attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of certain Non-U.S. Holders who are nonresident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) the Company is or has been a "U.S. real property holding corporation" within the meaning of the Code and the Non-U.S. Holder owned directly or pursuant to certain attribution rules more than 5% of the Company's Common Stock (assuming the Common Stock is regularly traded on an established securities market within the meaning of the Code) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period. The Company is not, and does not anticipate becoming, a U.S. real property holding corporation.



     If a Non-U.S. Holder who is an individual falls under clause (i) of the preceding paragraph, he or she will, unless an applicable treaty provides otherwise, be taxed on the net gain derived from the sale at regular graduated U.S. federal income tax rates. If an individual Non-U.S. Holder falls under clause (ii) of the preceding paragraph, he or she will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States-source capital losses. If a Non-U.S. Holder that is a corporation falls under clause (i) in the preceding paragraph, it will be taxed on the net gain from the sale at regular graduated U.S. federal income tax rates and may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.


INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Generally, the Company must report annually to the Internal Revenue Service the amount of dividends paid to a Non-U.S. Holder and the amount, if any, of tax withheld with respect to, such Non-U.S. Holder. A similar report is sent to the Non-U.S. Holder. Pursuant to tax treaties or certain other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

     United States backup withholding tax (which generally is a withholding tax imposed at a rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States, unless the payor has actual knowledge that the payee is a U.S. Holder. Backup withholding tax generally will apply to dividends paid on Common Stock at addresses inside the United States to Non-U.S. Holders who fail to provide certain identifying information in the manner required.

     Under current U.S. federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock paid to or through a U.S. office of a broker unless the disposing holder, under penalties of perjury, certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if the payment is made through an office outside the United States of a broker that is (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) a "controlled foreign corporation" for U.S. federal income tax purposes, unless the broker maintains documentary evidence that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.


     Proposed United States Treasury regulations, issued in April 1996, would, if adopted, alter the foregoing rules in certain respects. Among other things, such proposed regulations would provide certain presumptions under which a Non-U.S. Holder would be subject to backup withholding and information reporting unless the

Company receives certification from the holder of non-U.S. status. The proposed regulations are generally proposed to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules.



     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.


FEDERAL ESTATE TAX

     An individual holder who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States and at the time of death is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                 LEGAL MATTERS


     The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York.


                                    EXPERTS

     The financial statements of the Company as of January 31, 1997 and 1996 and for each of the three years in the period ended January 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of the Commission's web site is http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement can be obtained by mail from, or inspected and copied at, the public reference facilities maintained by the Commission as provided in the prior paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company (File No. 0-22378) with the Commission, are hereby incorporated by reference:

          (1) The Company's Annual Report on Form 10-K for the year ended January 31, 1997.


          (2) The Company's Notice of Annual Meeting of Shareholders and Proxy Statement dated May 23, 1997.


          (3) The Company's Quarterly Reports on Form 10-Q for the quarters ended April 30, 1997 and July 31, 1997.

     All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination or completion of the Offering shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this Prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such documents may be made by writing to Movado Group, Inc., 125 Chubb Avenue, Lyndhurst, New Jersey 07071 (Attention: Timothy F. Michno, Esq.) or by calling (201) 460-4800.

                               MOVADO GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................   F-2
Audited Financial Statements:
  Consolidated Statements of Income for the years ended January 31, 1997, 1996 and
     1995.............................................................................   F-3
  Consolidated Balance Sheets at January 31, 1997 and 1996............................   F-4
  Consolidated Statements of Cash Flows for the years ended January 31, 1997, 1996 and
     1995.............................................................................   F-5
  Consolidated Statements of Changes in Shareholders' Equity for the years ended
     January 31, 1997, 1996 and 1995..................................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
Unaudited Interim Financial Statements:
  Consolidated Statements of Income for the six months ended July 31, 1997 and 1996...  F-19
  Consolidated Balance Sheets at July 31, 1997 and 1996...............................  F-20
  Consolidated Statements of Cash Flows for the six months ended July 31, 1997 and
     1996.............................................................................  F-21
  Notes to Consolidated Financial Statements..........................................  F-22

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of Movado Group, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Movado Group, Inc. and its subsidiaries at January 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

Morristown, New Jersey

March 24, 1997, except as to Note 16,


which is as of September 29, 1997

                               MOVADO GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 FISCAL YEAR ENDED JANUARY 31,
                                                                 ------------------------------
                                                                   1997       1996       1995
                                                                 --------   --------   --------
Net sales......................................................  $215,107   $185,867   $160,853
Cost and expenses:
  Cost of sales................................................    95,031     83,502     75,871
  Selling, general and administrative..........................    99,657     84,315     69,243
                                                                 --------   --------   --------
                                                                  194,688    167,817    145,114
                                                                 --------   --------   --------
Operating income...............................................    20,419     18,050     15,739
Net interest expense...........................................     4,874      4,450      4,307
                                                                 --------   --------   --------
Income before income taxes.....................................    15,545     13,600     11,432
Provision for (benefit from) income taxes .....................     3,853      3,876     (2,512)
                                                                 --------   --------   --------
Net income.....................................................  $ 11,692   $  9,724   $ 13,944
                                                                 ========   ========   ========
Earnings per share.............................................  $   1.04   $   0.86   $   1.24
                                                                 ========   ========   ========
Shares used in per share computation...........................    11,273     11,263     11,250
                                                                 ========   ========   ========


                 See Notes to Consolidated Financial Statements

                               MOVADO GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                              JANUARY 31,
                                                                         ---------------------
                                                                           1997         1996
                                                                         --------     --------
ASSETS
Current assets:
  Cash.................................................................  $  4,885     $  3,829
  Trade receivables, net...............................................    75,688       75,335
  Inventories..........................................................    87,177       89,101
  Other................................................................    16,914       12,521
                                                                         --------     --------
          Total current assets.........................................   184,664      180,786
Plant, property and equipment, net.....................................    15,066       11,794
Other assets...........................................................     8,713        7,800
                                                                         --------     --------
Total Assets...........................................................  $208,443     $200,380
                                                                         ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Loans payable to banks...............................................  $  7,778     $  8,782
  Current portion of long-term debt....................................     5,000           --
  Accounts payable.....................................................    25,297       22,042
  Accrued liabilities..................................................    13,188        9,289
  Deferred and current taxes payable...................................     6,711        7,994
                                                                         --------     --------
          Total current liabilities....................................    57,974       48,107
Long-term debt.........................................................    40,000       40,000
Deferred and noncurrent foreign income taxes...........................     3,477        3,860
Other liabilities......................................................     3,122        3,572
Shareholders' equity:
  Preferred Stock, $0.01 par value, 5,000,000 shares authorized; no
     shares issued.....................................................        --           --
  Common Stock, $0.01 par value, 20,000,000 shares authorized;
     6,459,761 and 6,424,893 shares issued, respectively...............        65           64
  Class A Common Stock, $0.01 par value, 10,000,000 shares authorized;
     4,847,478 and 4,854,170 shares issued and outstanding,
     respectively......................................................        48           49
  Capital in excess of par value.......................................    34,450       34,199
  Retained earnings....................................................    71,291       60,319
  Cumulative translation adjustment....................................    (1,856)      10,338
  Treasury Stock, 17,251 shares, at cost...............................      (128)        (128)
                                                                         --------     --------
                                                                          103,870      104,841
                                                                         --------     --------
Commitments and contingencies (Note 11)
                                                                         --------     --------
Total Liabilities and Shareholders' Equity.............................  $208,443     $200,380
                                                                         ========     ========


                 See Notes to Consolidated Financial Statements

                               MOVADO GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 FISCAL YEAR ENDED JANUARY 31,
                                                               ---------------------------------
                                                                 1997         1996        1995
                                                               --------     --------     -------
Cash flows from operating activities:
  Net income.................................................  $ 11,692     $  9,724     $13,944
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization...........................     3,946        2,949       3,109
     Deferred and noncurrent foreign income taxes............       221         (373)     (4,831)
     Provision for losses on accounts receivable.............     1,917        1,115         867
     Changes in current assets and liabilities:
       Trade receivables.....................................    (4,096)     (10,607)     (9,982)
       Inventories...........................................    (3,828)      (2,836)     (4,450)
       Other current assets..................................   (14,163)        (453)     (4,484)
       Accounts payable......................................     5,174        1,318      10,392
       Accrued liabilities...................................     4,301          481        (601)
       Deferred and current taxes payable....................      (377)       2,299       4,174
     Increase in other noncurrent assets.....................    (1,285)        (153)     (1,337)
     Increase in other noncurrent liabilities................       253          414          23
                                                               --------     --------     -------
  Net cash provided by operating activities..................     3,755        3,878       6,824
                                                               --------     --------     -------
Cash flows from investing activities:
  Capital expenditures.......................................    (6,626)      (2,025)     (4,397)
  Goodwill, trademarks and other intangibles.................      (294)        (278)       (717)
                                                               --------     --------     -------
  Net cash used in investing activities......................    (6,920)      (2,303)     (5,114)
                                                               --------     --------     -------
Cash flows from financing activities:
  Net proceeds from (payment of) current borrowings under
     lines of credit.........................................     5,335       (1,194)      1,235
  Principal payments under capital leases....................      (389)        (996)       (869)
  Exercise of stock options..................................       212          214          --
  Dividends paid.............................................      (720)        (599)       (480)
  Purchase of treasury stock.................................        --         (128)         --
                                                               --------     --------     -------
  Net cash provided by (used in) financing activities........     4,438       (2,703)       (114)
                                                               --------     --------     -------
Effect of exchange rate changes on cash......................      (217)          61         147
Net increase (decrease) in cash..............................     1,056       (1,067)      1,743
Cash at beginning of year....................................     3,829        4,896       3,153
                                                               --------     --------     -------
Cash at end of year..........................................  $  4,885     $  3,829     $ 4,896
                                                               ========     ========     =======


                 See Notes to Consolidated Financial Statements

                               MOVADO GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   CLASS A   CAPITAL IN              CUMULATIVE
                                              PREFERRED   COMMON   COMMON    EXCESS OF    RETAINED   TRANSLATION   TREASURY
                                                STOCK     STOCK     STOCK    PAR VALUE    EARNINGS   ADJUSTMENT     STOCK
                                              ---------   ------   -------   ----------   --------   -----------   --------
Balance, January 31, 1994...................    $  --      $ 32      $28      $ 34,009    $37,730     $     659     $   --
  Restatement for 5-for-4 stock split
    effected
    May 1, 1997 and 3-for-2 stock split
    effected September 29, 1997.............                 29       24           (53)
  Net income................................                                               13,944
  Dividends ($0.043 per share)..............                                                 (480)
  Translation Adjustment....................                                                              7,008
  Conversion of Class A Common Stock to
    Common Stock............................                  3       (3)
                                                 ----       ---     ----       -------    -------      --------      -----
Balance, January 31, 1995...................       --        64       49        33,956     51,194         7,667         --
  Net income................................                                                9,724
  Dividends ($0.053 per share)..............                                                 (599)
  Stock options exercised...................                                       214
  Tax benefit from employees exercising
    stock options...........................                                        29
  Purchase of Treasury Stock................                                                                          (128)
  Translation adjustment....................                                                              2,671
                                                 ----       ---     ----       -------    -------      --------      -----
Balance, January 31, 1996...................       --        64       49        34,199     60,319        10,338       (128)
  Net income................................                                               11,692
  Dividends ($0.064 per share)..............                                                 (720)
  Stock options exercised...................                                       212
  Tax benefit from employees exercising
    stock options...........................                                        39
  Translation adjustment....................                                                            (12,194)
  Conversion of Class A Common Stock to
    Common Stock............................                  1       (1)
                                                 ----       ---     ----       -------    -------      --------      -----
Balance, January 31, 1997...................    $  --      $ 65      $48      $ 34,450    $71,291     $  (1,856)    $ (128)
                                                 ====       ===     ====       =======    =======      ========      =====

                 See Notes to Consolidated Financial Statements

                               MOVADO GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business

     Movado Group is a designer, manufacturer and distributor of quality watches with prominent brands in almost every price category comprising the watch industry. The Company markets five distinctive brands of watches, Movado, Concord, ESQ, Piaget and Corum, which compete in most segments of the watch market.

     The Company designs and manufactures Concord and Movado watches primarily through its subsidiaries in Switzerland and the United States. ESQ watches are manufactured to the Company's specifications using Swiss movements by independent contractors located in the Far East. The Company is also the exclusive distributor of Swiss-manufactured Piaget and Corum watches in the United States, Canada, Central America and the Caribbean Islands. The Company distributes its watch brands through its United States operations as well as through sales subsidiaries in Canada, Hong Kong, Singapore and Switzerland and through a number of independent distributors located in various countries throughout the world.

     In addition to its sales to trade customers and independent distributors, Movado Group sells Movado watches and Piaget products directly to consumers in its Company-operated Movado Design Store and its Piaget Boutique, respectively, both of which are located on Fifth Avenue in New York City. Movado Group also operates a number of Movado Company Stores throughout the United States, through which the Company sells discontinued and sample merchandise.

  Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated.

  Translation of foreign currency financial statements and foreign currency transactions

     The financial statements of the Company's international subsidiaries have been translated into United States dollars by translating balance sheet accounts at year end exchange rates and statement of operations accounts at average exchange rates for the year. Foreign currency transaction gains and losses are charged or credited to income as incurred. Foreign currency translation gains and losses are reflected in the equity section of the Company's consolidated balance sheet as cumulative translation adjustments.

  Sales and trade receivables

     The Company's trade customers include department stores, jewelry store chains and independent jewelers. Movado and Concord watches are also marketed through a network of independent distributors. Sales are recognized upon shipment of products to trade customers. Accounts receivable are stated net of allowances for doubtful accounts of $3,876,000 and $3,323,000 at January 31, 1997 and 1996, respectively. No individual trade customer, including trade customers under common control, or international distributors account for 10% or more of the Company's consolidated net sales.

     The Company's concentrations of credit risk arise primarily from accounts receivable related to trade customers during the peak selling seasons. The Company has significant accounts receivable balances due from major department store chains. The Company's results of operations could be materially adversely affected in the event any of these customers or a group of these customers defaulted on all or a significant portion of their obligation to the Company as a result of financial difficulties.

                               MOVADO GROUP, INC.

  Inventories

     Inventories are valued at the lower of cost or market. The cost of domestic finished goods inventories is determined using the first-in, first-out (FIFO) method. The costs of finished goods inventories held by overseas subsidiaries and all component parts inventories are determined using average cost.

  Plant, property and equipment

     Plant, property and equipment at January 31, at cost, consists of the following (in thousands):

                                                                   1997         1996
                                                                 --------     --------
        Furniture and equipment................................  $ 26,288     $ 23,195
        Leasehold improvements.................................     8,662        6,306
                                                                 --------     --------
                                                                   34,950       29,501
        Less: accumulated depreciation and amortization........   (19,884)     (17,707)
                                                                 --------     --------
                                                                 $ 15,066     $ 11,794
                                                                 ========     ========

     Depreciation of furniture and equipment is provided using the straight-line method based on the estimated useful lives of assets which range from three to 10 years. Leasehold improvements are amortized using the straight-line method over the lesser of the term of the lease or the estimated useful life of the leasehold improvement.

  Goodwill and other intangibles

     Other intangible assets consist primarily of trademarks and are recorded at cost. Trademarks are amortized over 10 years, except in the case of costs associated with the Piaget and Corum trademarks, which are amortized over the remaining terms of the Piaget and Corum distribution agreements. Goodwill is amortized over 40 years. At January 31, 1997 and 1996, goodwill and other intangible assets at cost were $5,065,000 and $5,043,000, respectively, and related accumulated amortization of goodwill and other intangibles were $2,385,000 and $2,188,000, respectively.

  Advertising production costs

     In fiscal 1996, the Company adopted a newly prescribed accounting guideline which requires that production costs of an advertising campaign be expensed at the commencement date of the advertising campaign. As a result of adopting this new accounting pronouncement, the Company recorded at February 1, 1995 a one time pre-tax charge of approximately $600,000 ($0.04 per share after tax) which is included in selling, general and administrative expenses. Advertising expenses for fiscal 1997, 1996 and 1995, amounted to $38.7 million, $33.0 million and $24.4 million, respectively.

  Income taxes

     The Company and its domestic subsidiaries file a consolidated federal income tax return. Foreign income taxes have been provided based on the applicable tax rates in each of the foreign countries in which the Company operates. Certain Swiss income taxes are payable over several years; the portion of these taxes not payable within one year is classified as noncurrent. Noncurrent foreign income taxes included in the consolidated balance sheets at January 31, 1997 and 1996 were $724,000 and $637,000, respectively.

  Earnings per share

     Earnings per share are based on the weighted average total number of shares of Common Stock and Class A Common Stock outstanding during the periods presented.

                               MOVADO GROUP, INC.

  Stock-based compensation

     Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share are provided as if the fair value method had been applied.

  Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -- INVENTORIES

     Inventories consist of the following (in thousands):

                                                                       JANUARY 31,
                                                                   -------------------
                                                                    1997        1996
                                                                   -------     -------
        Finished goods...........................................  $53,497     $51,034
        Work-in-process and component parts......................   33,680      38,067
                                                                   -------     -------
                                                                   $87,177     $89,101
                                                                   =======     =======

NOTE 3 -- BANK CREDIT ARRANGEMENTS AND LINES OF CREDIT

     In fiscal 1997, the Company entered into revised agreements with certain domestic banks providing for $35,000,000 of unsecured demand borrowings, to be used primarily for seasonal working capital requirements. Borrowings under these lines bear interest at the prime commercial lending rate or LIBOR plus 1% or the certificate of deposit rate plus 1.25%. Borrowings may be made in either U.S. dollars or Swiss francs. These lines expire in the third quarter of fiscal 1998.

     The Company's Swiss subsidiaries maintain secured and unsecured lines of credit with Swiss banks, a majority of which have an unspecified duration. Available credit under these lines totaled 20,500,000 Swiss francs, with dollar equivalents of approximately $14,437,000 and $16,635,000 at January 31, 1997 and 1996, respectively. The Swiss franc credit lines included a line of 1,500,000 Swiss francs for the purchase of gold, borrowings which are secured by gold inventory. As of January 31, 1997 and 1996, gold inventory valued at $0 and $827,000, respectively, was pledged as collateral for borrowings under this line of credit. One subsidiary's credit line contains a covenant requiring maintenance of retained earnings above a specified minimum level. This subsidiary was in compliance with this covenant at January 31, 1997 and 1996. There are no other restrictions on transfers in the form of dividends, loans or advances to the Company by its foreign subsidiaries.

     Outstanding borrowings against the Company's aggregate demand lines of credit were $7,746,000 and $8,782,000 at January 31, 1997 and 1996, respectively. Aggregate maximum and average monthly outstanding borrowings against the Company's lines of credit and related weighted average interest rates during fiscal 1997, 1996 and 1995 were as follows (in thousands):

                                                         FISCAL YEAR ENDED JANUARY 31,
                                                        -------------------------------
                                                         1997        1996        1995
                                                        -------     -------     -------
        Maximum borrowings............................  $56,143     $41,032     $31,300
        Average monthly borrowings....................  $34,302     $28,940     $22,139
        Weighted average interest rate................     5.9%        6.0%        6.2%

     Weighted average interest rates were computed based on average month-end outstanding borrowings and applicable average month-end interest rates.

                               MOVADO GROUP, INC.

     On January 31, 1996, the Company entered into a three year revolving credit agreement with its domestic banks which provides the Company with a $20.0 million unsecured revolving line of credit. The agreement provides for various rate options including the federal funds rate plus a fixed rate, the prime rate or a fixed rate plus the LIBOR rate. The Company pays a facility fee on the unused portion of the credit facility. The agreement also contains certain financial covenants based on fixed coverage ratios, leverage ratios and restrictions which limit the Company on the sale, transfer or distribution of corporate assets, including dividends. The Company was in compliance with these restrictions and covenants at January 31, 1997. The amount of $5.0 million outstanding at January 31, 1997 is included in long-term debt. There were no amounts outstanding at January 31, 1996.

NOTE 4 -- LONG-TERM DEBT

     Long-term senior debt outstanding at January 31, 1997 and 1996 consisted of $35,000,000 and $40,000,000, respectively, of Senior Notes due January 31, 2005 which were issued in a private placement completed in fiscal 1994. The Senior Notes bear interest at 6.56% per annum, payable semiannually on July 31 and January 31, and are subject to mandatory annual prepayments of $5,000,000 commencing January 31, 1998 and accordingly such amount has been classified as a current liability in fiscal 1997. The Company has the option to prepay amounts due to holders of the Senior Notes at 100% of the principal plus a "make-whole" premium and accrued interest. The Note Agreement contains certain restrictions and covenants which generally require the maintenance of a minimum net worth, limit the amount of additional secured debt the Company can incur and limit the sale, transfer or distribution of corporate assets including dividends. The Company was in compliance with these restrictions and covenants at January 31, 1997.

     Included in long-term debt at January 31, 1997 was $5.0 million related to the Company's revolving credit agreement as described in Note 3.

NOTE 5 -- FOREIGN CURRENCY MANAGEMENT

     A substantial portion of the Company's watches and watch components are sourced from affiliated and nonaffiliated suppliers in Switzerland. A significant strengthening of the Swiss franc against currencies of other countries in which the Company conducts sales activities increases the Company's product cost. This may adversely impact gross margins to the extent the Company is unsuccessful in hedging against changes in the currency exchange rates or higher product costs cannot be recovered through price increases in local markets. Significant fluctuations in the Swiss franc - U.S. dollar exchange rate can also have a material impact on the U.S. dollar value of the net assets of the Company's wholly-owned Swiss subsidiaries.

     The Company hedges against foreign currency exposure using only forward exchange contracts, purchased foreign currency options and open market purchases to cover identifiable inventory purchase commitments and equity invested in its international subsidiaries. Due to production lead times, the Company hedges identified inventory purchase commitments generally over a period of up to 18 months.

     The Company has established strict counterparty credit guidelines and only enters into foreign currency transactions with financial institutions of investment grade or better. At January 31, 1997 and 1996, the Company had foreign currency trading lines totaling $200,000,000 with various banks. To minimize the concentration of credit risk, the Company enters into hedging transactions with each of these banks. As a result, the Company considers the risk of counterparty default to be minimal.

                               MOVADO GROUP, INC.

     The following table presents the aggregate contract amounts and fair values, based on dealer quoted prices, of the Company's financial instruments outstanding at January 31, 1997 and 1996. All financial instruments included below mature within one year and were held for hedging purposes only. Foreign currency forward amounts (in thousands) consist primarily of U.S. dollar - Swiss franc contracts.

                                                               AS OF JANUARY 31,
                                                -----------------------------------------------
                                                        1997                       1996
                                                --------------------       --------------------
                                                CONTRACT      FAIR         CONTRACT      FAIR
                                                AMOUNTS      VALUES        AMOUNTS      VALUES
                                                --------     -------       --------     -------
    Foreign Currency Forward Amounts..........  $ 56,176     $50,041       $ 78,528     $77,065
    Purchased Options.........................  $  7,450     $     0       $ 40,751     $   310

     The contract amounts of these foreign currency forward amounts and purchased options do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the exposure of the Company through its use of these financial instruments. The amounts exchanged are calculated on the basis of the contract amounts and the other terms of the financial instruments, which relate to exchange rates. As of January 31, 1997 and 1996, the receivable from and payable to banks recorded in current assets and other current liabilities, respectively, associated with closed contract positions was $247,000 and $289,000, respectively.

     The estimated fair values of these foreign currency forward amounts and purchased options used to hedge the Company's risks will fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values of the underlying hedged transactions and investments and the Company's overall exposure to fluctuations in foreign exchange rates.

     Gains and losses from and premiums paid for forward or option transactions that hedge inventory purchase commitments are included in the carrying cost of inventory and are recognized in cost of sales upon sale of the inventory. Net deferred charges from hedging amounted to $640,000 and $403,000 at January 31, 1997 and 1996, respectively, and were included in other current assets on the accompanying balance sheet.

     Gains and losses on financial instruments that are designated and effective as hedges of net investments in international operations are included in shareholders' equity in the cumulative translation adjustment account.

NOTE 6 -- FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

     The estimated fair value of the Company's Senior Notes at January 31, 1997 approximated the carrying value of the notes as the difference between market-based interest rates at the balance sheet date and the 6.56% fixed rate of the notes was minimal. The fair value of the Company's other monetary assets and liabilities approximate carrying value due to the relatively short-term nature of these items.

                               MOVADO GROUP, INC.

NOTE 7 -- INCOME TAXES

     The provision for (benefit from) income taxes for the fiscal years ended January 31, 1997, 1996 and 1995 consist of the following components (in thousands):

                                                                1997       1996       1995
                                                               ------     ------     -------
    Current:
      U.S. Federal...........................................  $1,667     $1,609     $   270
      U.S. State and Local...................................     477        460         195
      Non-U.S................................................     860      1,430        (601)
                                                               ------     ------     -------
                                                                3,004      3,499        (136)
                                                               ------     ------     -------
    Noncurrent:
      U.S. Federal...........................................      --         --          --
      U.S. State and Local...................................      --         --          --
      Non-U.S................................................     845        800          64
                                                               ------     ------     -------
                                                                  845        800          64
                                                               ------     ------     -------
    Deferred:
      U.S. Federal...........................................      --        450      (2,400)
      U.S. State and Local...................................      --       (350)         --
      Non-U.S................................................       4       (523)        (40)
                                                               ------     ------     -------
                                                                    4       (423)     (2,440)
                                                               ------     ------     -------
    Provision for (benefit from) income taxes................  $3,853     $3,876     $(2,512)
                                                               ======     ======     =======

     During fiscal 1997, there were no material changes in the Company's deferred tax asset and liability accounts. Taxes were provided for at a rate of 24.8% and 28.5% for fiscal 1997 and 1996, respectively. The reduction in the consolidated tax rate is predominantly due to higher earnings in lower tax jurisdictions.

     The Company's deferred federal U.S. tax charge for the year ended January 31, 1996 principally resulted from the utilization of federal domestic net operating loss and Alternative Minimum Tax (AMT) credit carryforwards. The Company's state and local deferred tax benefit results from the realization of deferred state and local tax benefits. The Company's deferred U.S. federal tax benefit for the year ended January 31, 1995 principally resulted from the reversal of valuation allowances related to deferred tax assets for domestic net operating loss carryforwards, AMT credit carryforwards and future domestic income tax deductions. As required under Statement of Financial Accounting Standards No. 109, these allowances are to be reversed when the Company believes that the related tax benefits are more likely than not to be realized. The reversal of the valuation allowances coincided with the return of U.S. operations to profitability due not only to growth in the domestic business but also to a substantial reduction in interest expense as a result of the Company's refinancing completed in fiscal 1994. The Company's current benefit for foreign taxes in fiscal 1995 was primarily attributable to a favorable impact from Swiss Cantonal tax law changes.

     The deferred U.S. federal tax benefit for the year ended January 31, 1995 represents a portion of the tax effect of U.S. net operating loss carryforwards and future tax deductions which mainly arose in prior years and for which a 100% valuation allowance had been recorded. The reduction in the valuation allowance was primarily due to the fiscal 1995 refinancing which management believed would result in the realization of at least a portion of its accumulated deferred tax benefits due to expected interest savings in the U.S.

     Deferred income taxes reflect the tax effect of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred income taxes have been classified as current or noncurrent on the consolidated balance sheets based on the

                               MOVADO GROUP, INC.

underlying temporary differences and the expected due dates of taxes payable upon reversal. Significant components of the Company's deferred income tax assets and liabilities for the fiscal year ended January 31, 1997 consist of the following (in thousands):

                                                                             DEFERRED TAX
                                                                         ---------------------
                                                                         ASSETS    LIABILITIES
                                                                         -------   -----------
    Operating loss carryforwards.......................................  $ 2,357     $    --
    Rent accrual.......................................................      650          --
    Inventory reserve..................................................      631       5,091
    Receivable allowance...............................................    1,022         551
    Depreciation/amortization..........................................      797          53
    Other..............................................................      523         308
                                                                          ------      ------
                                                                           5,980       6,003
    Valuation allowance................................................   (2,580)         --
                                                                          ------      ------
    Total..............................................................  $ 3,400     $ 6,003
                                                                          ======      ======

     As of January 31, 1997, the Company had foreign net operating loss carryforwards of approximately $5,500,000 which are available to offset taxable income in future years. Additionally, the Company has domestic capital loss carryforwards of approximately $260,000 which expire in fiscal 1998. As of January 31, 1997, the Company continued to maintain a 100% valuation allowance with respect to the tax benefit of foreign net operating loss carryforwards. The Company has not recorded a deferred tax asset related to its capital loss carryforwards due to uncertainty as to its realization. Management is continuing to evaluate the appropriate level of allowance based on future operating results and changes in circumstances.

     The provision for (benefit from) income taxes differs from the amount determined by applying the U.S. federal statutory rate as follows (in thousands):

                                                                  FISCAL YEAR ENDED JANUARY
                                                                             31,
                                                                 ---------------------------
                                                                  1997      1996      1995
                                                                 -------   -------   -------
    Provision for income taxes at the U.S. statutory rate......  $ 5,441   $ 4,760   $ 3,887
    Realization of capital and operating loss carryforwards....       --      (177)   (1,561)
    Recognition of deferred tax asset..........................       --        --    (2,400)
    Lower effective foreign income tax rate....................   (2,369)   (1,215)   (3,003)
    Tax provided on repatriated earnings of foreign
      subsidiaries.............................................      308       328       300
    State and local taxes, net of federal benefit..............      315        73       195
    Other......................................................      158       107        70
                                                                 -------   -------   -------
                                                                 $ 3,853   $ 3,876   $(2,512)
                                                                 =======   =======   =======

     No provision has been made for taxes on foreign subsidiaries' undistributed earnings of approximately $84,000,000 at January 31, 1997, as those earnings are intended to be reinvested. As a result of various tax planning alternatives available to the Company, it is not practical to estimate the amount of tax, if any, that might be payable on the eventual remittance of such earnings. On remittance, certain withholding taxes would be imposed which might be available to offset a U.S. tax liability, if any. In the event all undistributed earnings as of January 31, 1997 were remitted, approximately $4,170,000 of withholding taxes would be imposed.

NOTE 8 -- OTHER ASSETS

     In fiscal 1996, the Company entered into an agreement with a trust which owns an insurance policy issued on the lives of the Company's Chairman and Chief Executive Officer and his spouse. Under that agreement the

                               MOVADO GROUP, INC.

trust has assigned the insurance policy to the Company as collateral to secure repayment by the trust of interest free loans to be made by the Company in amounts sufficient for the trust to pay the premiums on the insurance policy ($740,000 per annum). Under the agreement, the trust will repay the loans from the proceeds of the policy. The Company had loaned approximately $879,000 and $199,000 under this agreement at January 31, 1997 and 1996, respectively.

NOTE 9 -- OTHER LIABILITIES

     Other liabilities include notes payable to employees of $414,000 as of January 31, 1997 and 1996, respectively, issued in connection with redemption of all 4,664 outstanding shares of the Company's former Class B (Non-Voting) Common Stock. The redemption was effective July 31, 1993.

NOTE 10 -- RESTRUCTURING CHARGE

     During fiscal 1997, the Company signed a distribution agreement with Junghans Uhren GmbH to distribute Movado watches in Germany. As a result of this agreement, the Company closed its German sales office and recorded a charge of approximately $450,000, included in selling, general and administrative expenses, to cover severance and other costs to close the operation. Most of these costs will be paid in the first quarter of fiscal 1998.

NOTE 11 -- LEASES, COMMITMENTS AND CONTINGENCIES

     Rent expense for equipment and distribution, factory and office facilities held under operating leases was approximately $4,270,000, $3,274,000 and $3,384,000 in fiscal 1997, 1996 and 1995, respectively. Minimum annual rentals at January 31, 1997 under noncancelable operating leases, which do not include escalations that will be based on increases in real estate taxes and operating costs, are as follows (in thousands):

                FISCAL YEAR ENDING JANUARY 31,
                ---------------------------------------------------
                1998...............................................  $ 4,807
                1999...............................................    4,610
                2000...............................................    4,177
                2001...............................................    4,065
                2002...............................................    3,925
                2003 and thereafter................................    9,259
                                                                     -------
                                                                     $30,843
                                                                     =======

     The Company has entered into capital leases to finance the cost of enhancing its management information systems in the United States and Switzerland. The gross value of computer equipment recorded under capital leases was $3,848,000 and $3,631,000 as of January 31, 1997 and 1996, respectively.
Accumulated depreciation of computer equipment recorded under capital leases was $2,421,000 and $1,959,000 as of January 31, 1997 and 1996, respectively.

                               MOVADO GROUP, INC.

     Future minimum lease payments for equipment under capital leases at January 31, 1997 are as follows (in thousands):

                               YEAR ENDING JANUARY 31,
                -----------------------------------------------------
                1998.................................................  $ 183
                1999.................................................    230
                                                                       -----
                Total minimum lease obligations......................    413
                Less interest........................................    (41)
                                                                       -----
                Present value of minimum lease obligations...........    372
                Less current portion.................................   (156)
                                                                       -----
                Net amount due after one year........................  $ 216
                                                                       =====

     Due to the nature of its business as a luxury consumer goods distributor, the Company is exposed to various commercial losses. The Company believes it is adequately insured against such losses.

NOTE 12 -- EMPLOYEE BENEFIT PLANS

     Prior to fiscal 1995, the Company maintained two primary benefit plans for its domestic employees: a noncontributory Profit Sharing Plan and an Employee Savings Plan under Section 401(k) of the Internal Revenue Code. Company contributions to the Profit Sharing Plan were at the discretion of the Board of Directors and no such contributions were made in fiscal 1997, 1996 and 1995. Company contributions and expenses of administering the Employee Savings Plan amounted to $127,000, $106,000 and $84,000 in fiscal 1997, 1996 and 1995, respectively.

     During fiscal 1995, the Company merged its Profit Sharing Plan with and into the Employee Savings Plan and transferred participants' assets accumulated under the Profit Sharing Plan to the Employee Savings Plan. The merged Plan retains the characteristics of the former Employee Savings Plan.

     Effective June 1, 1995, the Company adopted a defined contribution supplemental executive retirement plan ("SERP"). The SERP provides eligible executives with supplemental pension benefits in addition to amounts received under the Company's other retirement plan. The Company makes a matching contribution which vests equally over five years. During fiscal 1997 and 1996, the Company recorded expenses related to the SERP of approximately $138,000 and $42,000, respectively.

     On September 23, 1994, the Company entered into a Death and Disability Benefit Plan agreement with the Company's Chairman and Chief Executive Officer. Under the terms of the agreement, in the event of the Chairman's death or disability, the Company is required to make an annual benefit payment of approximately $300,000 to his spouse for the lesser of 10 years or her remaining lifetime. Neither the agreement nor the benefits payable thereunder are assignable and no benefits are payable to the estates or heirs of the Chairman or his spouse. Results of operations include an actuarially determined charge related to this plan of approximately $85,000 and $78,000 for fiscal 1997 and 1996, respectively.

     Effective concurrently with the consummation of the Company's public offering in the fourth quarter of fiscal 1994, the Board of Directors and the shareholders of the Company approved the adoption of the Movado Group, Inc. 1993 Employee Stock Option Plan (the "Employee Stock Option Plan") for the benefit of certain officers, directors and key employees of the Company. The Employee Stock Option Plan was amended in fiscal 1997 and restated as the Movado Group, Inc. 1996 Stock Incentive Plan (the "Plan"). Under the Plan the Compensation Committee of the Board of Directors, which is comprised of three outside directors, has the authority to grant incentive stock options and nonqualified stock options to purchase, as well as stock appreciation rights and stock awards, up to 1,500,000 shares of Common Stock. Options granted to participants under the Plan become exercisable in equal installments on the first through fifth anniversaries of the date of grant

                               MOVADO GROUP, INC.

and remain exercisable until the tenth anniversary of the date of grant. The option price may not be less than the fair market value of the stock at the time the options are granted.

     Transactions in stock options under the Plan since fiscal 1995 are summarized as follows:

                                                                         OPTIONS
                                                        OUTSTANDING       PRICE       EXERCISABLE
                                                          OPTIONS       PER SHARE       OPTIONS
                                                        -----------     ---------     -----------
    January 31, 1994..................................     498,750        $7.47
    Options granted...................................      28,125         6.82
    Options that became exercisable...................                     7.47          77,063
    Options terminated................................    (113,437)        7.47
    January 31, 1995..................................     413,438         7.41          77,063
    Options granted...................................     200,625         7.46
    Options that became exercisable...................                                   67,500
    Options exercised.................................     (28,500)        7.47
    Options terminated................................      (7,500)        7.47
    January 31, 1996..................................     578,063         7.43         144,563
    Options granted...................................     429,375        10.98
    Options that became exercisable...................                                  116,287
    Options exercised.................................     (36,750)        7.47
    Options terminated................................     (14,813)        7.47
    January 31, 1997..................................     955,875        $9.02         260,850

     At January 31, 1997 and 1996, 513,371 and 330,938 options to purchase shares of Common Stock were available for additional grants, respectively. Options exercisable at January 31, 1997 had a weighted average price of $7.44 per share.

     The weighted-average fair value of each option grant estimated on the date of grant using the Black-Scholes option-pricing model is $3.47 and $2.51 per share in fiscal 1997 and 1996, respectively. The following weighted-average assumptions were used for grants in both 1997 and 1996: dividend yield of 2% for all years; expected volatility of 26%, risk-free interest rates of 5.6% and 6.3% for fiscal 1997 and 1996, respectively, and expected lives of seven years.

     The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the Plan.

     Had compensation cost for the Company's fiscal 1997 and 1996 grants for stock-based compensation plans been determined based on the fair value at the grant dates and recognized ratably over the vesting period, the Company's net income and net income per common share for fiscal 1997 and 1996 would approximate the pro forma amounts below (in thousands, except per share data):

                                                    1997                           1996
                                         --------------------------     --------------------------
                                         AS REPORTED     PRO FORMA      AS REPORTED     PRO FORMA
                                         -----------     ----------     -----------     ----------
    Net Income.........................    $11,692        $ 11,392        $ 9,724         $9,651
    Net Income per common share........    $  1.04        $   1.01        $  0.86         $ 0.86

     The pro forma impact takes into account options granted since February 1, 1995 and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period.

                               MOVADO GROUP, INC.

NOTE 13 -- GEOGRAPHIC AREAS

     The table below provides information pertaining to the Company's operations in different geographic areas. For purposes of discussion, the Company divides its business into two major geographic segments: "domestic", which includes the results of the Company's United States and Canadian operations, and "international", which includes the results of all other Company operations. The Company's international operations are principally conducted in Europe. The Company's international assets are substantially located in Europe. Other international operations contributed less than 10% of consolidated net sales and constituted less than 10% of consolidated total assets for all periods presented (in thousands).

                                                    DOMESTIC   INTERNATIONAL   ELIMINATIONS  CONSOLIDATED
                                                    --------   -------------   -----------   ------------
FISCAL YEAR 1997:
Revenue from sales to unaffiliated customers......  $175,404     $  39,703      $      --      $215,107
Intercompany sales................................     1,635        84,103        (85,738)           --
                                                    --------      --------       --------      --------
Net sales.........................................  $177,039     $ 123,806      $ (85,738)     $215,107
                                                    ========      ========       ========      ========
Income from continuing operations before income
  taxes...........................................  $  3,102     $  12,825      $    (382)     $ 15,545
                                                    ========      ========       ========      ========
Identifiable assets...............................  $108,606     $ 115,007      $ (15,170)     $208,443
                                                    ========      ========       ========      ========
FISCAL YEAR 1996:
Revenue from sales to unaffiliated customers......  $146,749     $  39,118      $      --      $185,867
Intercompany sales................................     2,830        71,656        (74,486)           --
                                                    --------      --------       --------      --------
Net sales.........................................  $149,579     $ 110,774      $ (74,486)     $185,867
                                                    ========      ========       ========      ========
Income from continuing operations before income
  taxes...........................................  $  5,103     $   9,244      $    (747)     $ 13,600
                                                    ========      ========       ========      ========
Identifiable assets...............................  $104,770     $ 121,246      $ (25,636)     $200,380
                                                    ========      ========       ========      ========
FISCAL YEAR 1995:
Revenue from sales to unaffiliated customers......  $125,639     $  35,214      $      --      $160,853
Intercompany sales................................     2,164        74,658        (76,822)           --
                                                    --------      --------       --------      --------
Net sales.........................................  $127,803     $ 109,872      $ (76,822)     $160,853
                                                    ========      ========       ========      ========
Income from continuing operations before income
  taxes...........................................  $  4,728     $   7,273      $    (569)     $ 11,432
                                                    ========      ========       ========      ========
Identifiable assets...............................  $ 99,566     $ 111,074      $ (23,691)     $186,949
                                                    ========      ========       ========      ========

                               MOVADO GROUP, INC.

NOTE 14 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table presents unaudited selected interim operating results of the Company for fiscal 1997 and 1996 (in thousands, except per share amounts):

                                                                 QUARTER ENDED
                                               --------------------------------------------------
                                               APRIL 30     JULY 31     OCTOBER 31     JANUARY 31
                                               --------     -------     ----------     ----------
    1997
      Net sales..............................  $ 31,014     $50,751      $ 76,864       $ 56,478
      Gross profit...........................  $ 17,351     $27,630      $ 42,967       $ 32,128
      Net (loss) income......................  $   (474)    $ 1,684      $  7,350       $  3,132
    Per share:
      Net (loss) income......................  $  (0.04)    $  0.15      $   0.65       $   0.28
    1996
      Net sales..............................  $ 28,204     $43,986      $ 68,079       $ 45,598
      Gross profit...........................  $ 14,917     $23,311      $ 36,132       $ 28,005
      Net (loss) income......................  $ (1,058)    $ 1,444      $  6,507       $  2,831
    Per share:
      Net (loss) income......................  $  (0.10)    $  0.13      $   0.58       $   0.25

NOTE 15 -- SUPPLEMENTAL CASH FLOW INFORMATION

     The following is provided as supplemental information to the consolidated statements of cash flows (in thousands):

                                                                FISCAL YEAR ENDED JANUARY
                                                                           31,
                                                               ----------------------------
                                                                1997       1996       1995
                                                               ------     ------     ------
    Cash paid during the year for:
      Interest.............................................    $5,141     $4,887     $4,464
      Income taxes.........................................    $4,321     $2,395     $1,217
    Non-cash investing and financial activities:
      Equipment acquired under capital lease...............    $  217     $  422     $   51

NOTE 16 -- SUBSEQUENT EVENTS

     On April 3, 1997, the Company's Board of Directors approved a five-for-four stock split of the Company's Common Stock and Class A Common Stock effected by means of a dividend distribution on May 1, 1997 to shareholders of record on April 21, 1997. These financial statements have been retroactively adjusted to reflect the impact of the stock split.


     On September 10, 1997, the Company's Board of Directors approved a three-for-two stock split of the Company's Common Stock and Class A Common Stock effected by means of a dividend distribution on September 29, 1997 to shareholders of record on September 19, 1997. These financial statements have been retroactively adjusted to reflect the impact of the stock split.

                               MOVADO GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                            SIX MONTHS ENDED
                                                                                JULY 31,
                                                                           -------------------
                                                                            1997        1996
                                                                           -------     -------
Net sales................................................................  $91,912     $81,764
Cost and expenses:
  Cost of sales..........................................................   39,785      36,784
  Selling, general and administrative....................................   47,050      41,128
                                                                           -------     -------
Operating income.........................................................    5,077       3,852
Net interest expense.....................................................    2,283       2,123
                                                                           -------     -------
Income before income taxes...............................................    2,794       1,729
Provision for income taxes...............................................      699         519
                                                                           -------     -------
Net income...............................................................  $ 2,095     $ 1,210
                                                                           =======     =======
Income per share.........................................................  $  0.18     $  0.11
                                                                           =======     =======
Shares used in per share computations....................................   11,688      11,264
                                                                           =======     =======

                 See Notes to Consolidated Financial Statements

                               MOVADO GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                               JULY 31,
                                                                         ---------------------
                                                                           1997         1996
                                                                         --------     --------
                                ASSETS
Current assets:
  Cash.................................................................  $  1,493     $  1,603
  Trade receivables, net...............................................    89,549       79,299
  Inventories..........................................................   105,819      108,563
  Other................................................................    22,698       16,364
                                                                         --------     --------
          Total current assets.........................................   219,559      205,829
                                                                         --------     --------
Plant, property and equipment, net.....................................    16,738       13,230
Other assets...........................................................    10,005        8,531
                                                                         --------     --------
Total Assets...........................................................  $246,302     $227,590
                                                                         ========     ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Loans payable to banks...............................................  $ 47,605     $ 34,754
  Current portion of long-term debt....................................     5,000           --
  Accounts payable.....................................................    21,822       19,243
  Accrued liabilities..................................................    18,543       11,737
  Deferred and current taxes payable...................................     6,615        7,517
                                                                         --------     --------
          Total current liabilities....................................    99,585       73,251
                                                                         --------     --------
Long-term debt.........................................................    40,000       40,000
Deferred and noncurrent foreign income taxes...........................     3,368        3,424
Other liabilities......................................................     2,944        3,145
Shareholders' equity:
  Preferred Stock, $0.01 par value, 5,000,000 shares authorized; no
     shares issued.....................................................        --           --
  Common Stock, $0.01 par value, 20,000,000 shares authorized;
     6,508,618 and 6,428,122 shares issued, respectively...............        65           64
  Class A Common Stock, $0.01 par value, 10,000,000 shares authorized;
     4,810,495 and 4,853,190 shares issued and outstanding,
     respectively......................................................        48           49
  Capital in excess of par value.......................................    34,451       34,215
  Retained earnings....................................................    72,934       61,164
  Cumulative translation adjustment....................................    (6,965)      12,406
  Treasury Stock, 17,251 shares, at cost...............................      (128)        (128)
                                                                         --------     --------
                                                                          100,405      107,770
                                                                         --------     --------
Total Liabilities and Shareholders' Equity.............................  $246,302     $227,590
                                                                         ========     ========

                 See Notes to Consolidated Financial Statements

                               MOVADO GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                           SIX MONTHS ENDED
                                                                               JULY 31,
                                                                         ---------------------
                                                                           1997         1996
                                                                         --------     --------
Cash flows from operating activities:
  Net income...........................................................  $  2,095     $  1,210
  Adjustments to reconcile net income to net cash used for operating activities:
     Depreciation and amortization.....................................     1,989        1,885
     Deferred and noncurrent foreign income taxes......................       117         (485)
     Provision for losses on accounts receivable.......................       221          358
     Changes in current assets and liabilities:
       Trade receivables...............................................   (14,966)      (4,189)
       Inventories.....................................................   (21,259)     (18,951)
       Other current assets............................................    (8,585)      (4,292)
       Accounts payable................................................    (3,052)      (1,706)
       Accrued liabilities.............................................     5,588        2,409
       Deferred and current taxes payable..............................       197         (555)
     Increase in other noncurrent assets...............................    (1,669)        (584)
     Decrease in other noncurrent liabilities..........................       (22)         (48)
                                                                         --------     --------
  Net cash used in operating activities................................   (39,346)     (24,948)
                                                                         --------     --------
Cash flows from investing activities:
  Capital expenditures.................................................    (2,586)      (2,332)
  Goodwill, trademarks and other intangibles...........................      (800)         (76)
                                                                         --------     --------
  Net cash used in investing activities................................    (3,386)      (2,408)
                                                                         --------     --------
Cash flows from financing activities:
  Net proceeds from current borrowings under lines of credit...........    40,056       25,750
  Principal payments under capital leases..............................      (135)        (269)
  Exercise of stock options............................................        --           16
  Dividends paid.......................................................      (455)        (360)
                                                                         --------     --------
  Net cash provided by financing activities............................    39,466       25,137
                                                                         --------     --------
Effect of exchange rate changes on cash................................      (126)          (7)
Net decrease in cash...................................................    (3,392)      (2,226)
Cash at beginning of period............................................     4,885        3,829
                                                                         --------     --------
Cash at end of period..................................................  $  1,493     $  1,603
                                                                         ========     ========

                 See Notes to Consolidated Financial Statements

                               MOVADO GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared by the Company in a manner consistent with that used in the preparation of the financial statements included in the Company's fiscal 1997 Annual Report filed on Form 10-K incorporated by reference in this Prospectus ("Form 10-K"). In the opinion of management, the accompanying financial statements reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the periods presented. These consolidated financial statements should be read in conjunction with the Form 10-K.

NOTE 1 -- STOCK SPLIT

     On April 3, 1997, the Company's Board of Directors approved a five-for-four stock split of the Company's Common Stock and Class A Common Stock effected by means of a dividend distribution on May 1, 1997 to shareholders of record on April 21, 1997. These financial statements have been retroactively adjusted to reflect the impact of the stock split.

NOTE 2 -- RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, FASB issued Statement No. 128, Earnings Per Share, which specifies the computation, presentation and disclosure requirements for earnings per share. Management of the Company believes that adoption of Statement No. 128, which is required for the fiscal year ending January 31, 1998, will not have a material impact on the Company's earnings per share calculation.

NOTE 3 -- INVENTORIES

     Inventories consist of the following (in thousands):

                                                                 JULY 31,     JULY 31,
                                                                   1997         1996
                                                                 --------     --------
        Finished goods.........................................  $ 66,678     $ 63,187
        Work-in-process and component parts....................    39,141       45,376
                                                                 --------     --------
                                                                 $105,819     $108,563
                                                                 ========     ========

NOTE 4 -- SUPPLEMENTAL CASH FLOW INFORMATION

     The following is provided as supplemental information to the consolidated statements of cash flows (in thousands):

                                                                        SIX MONTHS
                                                                      ENDED JULY 31,
                                                                     -----------------
                                                                      1997       1996
                                                                     ------     ------
        Cash paid during the period for:
          Interest.................................................  $2,539     $2,234
          Income Taxes.............................................     505      1,755
        Non-cash investing and financing activities:
          Equipment acquired under capital leases..................  $    0     $   21

NOTE 5 -- BANK CREDIT ARRANGEMENT

     On July 23, 1997, the Company amended its revolving credit and working capital lines with its domestic bank group to provide for a three year $90.0 million unsecured revolving line of credit and $16.6 million of uncommitted working capital lines of credit. These new facilities replace the $20.0 million revolving line of credit and $35.0 million domestic working capital line of credit and certain of the Company's Swiss working capital lines.

NOTE 6 -- SUBSEQUENT EVENT


     On September 10, 1997, the Company's Board of Directors approved a three-for-two stock split of the Company's Common Stock and Class A Common Stock effected by means of a dividend distribution on September 29, 1997 to shareholders of record on September 19, 1997. These financial statements have been retroactively adjusted to reflect the impact of the stock split.

[PHOTOGRAPHS OF THE COMPANY'S PRODUCTS WITH THE FOLLOWING ADVERTISING COPY OF THE COMPANY'S BRANDS:

    CORUM: Beauty and invention that speak to the eye and imagination. Corum watches appeal to consumers and collectors who prize originality and meticulous Old World hand-craftsmanship.

    PIAGET: Timepieces of exceptional character. Crafted entirely by hand of 18 karat gold or platinum, embellished by only the finest jewels. No watch epitomizes elegance and luxury more than Piaget.

    ESQ SWISS: Bold in design, ESQ Swiss quartz watches are made for vital people who know that every second counts, and who seek a sporty, stylish watch that can keep pace with their active lifestyles.

    CONCORD: The sensation of time. Watches of sophisticated style, crafted with caring attention to detail. Concord timepieces exude an unmistakable sense of luxury to the touch, and to the eye.

    MOVADO -- Registered Trademark: THE MUSEUM -- Registered Trademark WATCH. SWISS. Recognized in museums around the world for their excellence in design, Movado timepieces appeal to individuals who recognize and appreciate artistic quality in the watches they wear.

    VIZIO: MOVADO: A post-modern perspective on time: sleek, sculptured, architectural in feeling. Vizio is an aesthetic statement for those who prize innovation in watch design.]

------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Special Note Regarding Forward-Looking
  Statements..........................   10
Use of Proceeds.......................   10
Capitalization........................   11
Dividend Policy.......................   12
Price Range of Common Stock...........   12
Selected Historical Financial Data....   13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   14
Business..............................   19
Management............................   28
Certain Transactions..................   30
Principal and Selling Shareholders....   31
Shares Eligible for Future Sale.......   34
Description of Capital Stock..........   34
Underwriting..........................   37
Notice to Canadian Residents..........   38
Certain U.S. Federal Tax
  Considerations for Non-U.S. Holders
  of Common Stock.....................   40
Legal Matters.........................   43
Experts...............................   43
Available Information.................   43
Incorporation of Certain Documents by
  Reference...........................   43
Index to Consolidated Financial
  Statements..........................  F-1


------------------------------------------------------

------------------------------------------------------

                              [MOVADO GROUP LOGO]

                       Piaget - Corum - Concord - Movado
                          Vizio - ESQ - Coach Watches


                                2,400,000 Shares

                                  Common Stock
                                ($.01 par value)

                                   PROSPECTUS

                           CREDIT SUISSE FIRST BOSTON

                                  FURMAN SELZ

                             RODMAN & RENSHAW, INC.

------------------------------------------------------

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. All of such expenses will be borne by the Company, except for the SEC registration fee and the underwriting discounts and commissions attributable to the shares of the Selling Shareholders, which will be borne by the Selling Shareholders.


        SEC registration fee.............................................  $   16,600
        NASD filing fee..................................................       5,978
        NASDAQ listing fee...............................................      17,500
        Printing and engraving expenses..................................     300,000*
        Legal fees and expenses..........................................     350,000*
        Accounting fees and expenses.....................................     200,000*
        Transfer Agent and Registrar fees and expenses...................       9,922*
        Miscellaneous....................................................     100,000*
                                                                            ---------
                  Total..................................................  $1,000,000*
                                                                            =========



* Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of an action or proceeding (or appeal therefrom) other than one by or in the right of the corporation to procure a judgment in its favor (a "derivative action"), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, if they acted in good faith and for a purpose which they reasonably believed to be in or, in the case of service for any other corporation or partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, in addition had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions, and no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or other disposed of, or (2) any claim, issue or matter as to which the person to be indemnified shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such portion of the settlement and expenses as the court deems proper.

     Section 721 of the BCL provides that Article 7 of the BCL shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled, whether contained in the corporation's certificate of incorporation or by-laws, or, when authorized by the certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

     Section 723(c) of the BCL provides that expenses incurred in defending a civil or criminal action or proceeding may be paid by a corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer involved to repay such amount. Section 725(a) of the BCL requires that all expenses which are advanced by the corporation be repaid if the person receiving such advancement is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

     Section 726 of the BCL provides that a corporation shall have the power to purchase and maintain insurance to indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of
Article 7 and to indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of Article 7 provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

     The Registrant's Restated Certificate of Incorporation and Restated By-Laws also provide that, to the extent not prohibited by applicable law, the Company will indemnify directors and officers who are made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, including derivative actions, brought because the director or officer is serving as such or is serving in any capacity at the request of the Company for any other entity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses (including attorneys' fees and disbursements), except that no indemnification will be made in respect of judgments adverse to such director or officer that establish that (1) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated; or (2) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The Restated Certificate of Incorporation and Restated By-Laws provide that the Company shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification the funds necessary for payment of expenses, including, without limitation, attorneys' fees and disbursements, incurred in connection with any proceeding, in advance of the final disposition thereof, subject to the BCL requirement that the Company receive an undertaking, by or on behalf of such director or officer or other indemnified person, to repay any such amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

     The Restated Certificate of Incorporation and Restated By-Laws also provide that the Company shall have the power to purchase and maintain insurance to indemnify (a) itself for any obligation that it incurs as a result of the indemnification of directors and officers under the Restated Certificate of Incorporation and Restated By-Laws or (b) any director or officer in instances in which he or she may be indemnified under the provisions of the Restated Certificate of Incorporation or Restated By-Laws against any liability asserted, whether or not the Company would have the power to indemnify such person against such liability under the laws of the State of New York, subject to the limitations imposed under the BCL.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
  1.1**  Form of Underwriting Agreement.
  4.1    Description of Capital Stock contained in the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's
         Annual Report on Form 10-K filed for the year ended January 31, 1996).
  4.2    Description of Rights of Security Holders contained in the Restated By-Laws of the
         Registrant (incorporated by reference to Exhibit 3.1 filed with the Registrant's
         Registration Statement on Form S-1 (Registration No. 33-666000)).
  4.3    Description of Rights of Security Holders contained in the Amendment to Restated
         Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit
         A to the Registrant's Notice of Meeting and Proxy Statement, dated May 23, 1997).
  4.4    Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the
         Registrant's Annual Report on Form 10-K filed for the year ended January 31, 1997).
  5.1**  Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to the legality of the shares of Common Stock being registered.
 23.1+   Consent of Price Waterhouse LLP.
 23.2    Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in opinion filed as
         Exhibit 5.1).
 24.1*   Power of Attorney.


---------------

 * Previously filed.



** Filed herewith.



 + Replaces previously filed Exhibit.


     (b) FINANCIAL STATEMENT SCHEDULES AND RELATED REPORT

        Schedule VIII -- Valuation and Qualifying Accounts and Reserves

     Schedules other than the ones listed above have been omitted since they are either not required, are not applicable or the required information is shown in the financial statements or related notes.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the BCL, the Registrant's Restated Certificate of Incorporation and the Restated By-Laws, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 1st day of October, 1997.


                                          MOVADO GROUP, INC.

                                          By: /s/ EFRAIM GRINBERG
                                            ------------------------------------
                                                 Efraim Grinberg
                                                 President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on October 1, 1997.



                   SIGNATURE                                         TITLE
-----------------------------------------------   -------------------------------------------


                       *                          Chairman of the Board and Chief Executive
-----------------------------------------------     Officer (Principal Executive Officer)
               Gedalio Grinberg

              /s/ EFRAIM GRINBERG                 President and Director
-----------------------------------------------
                Efraim Grinberg

                       *                          Executive Vice President, Chief Operating
-----------------------------------------------     Officer and Director
                Michael J. Bush
                       *                          Senior Vice President and Chief Financial
-----------------------------------------------     Officer (Principal Financial Officer)
               Kenneth J. Adams

                       *                          Corporate Controller (Principal Accounting
-----------------------------------------------     Officer)
                John J. Rooney

                       *                          Director
-----------------------------------------------
             Margaret Hayes Adame

                       *                          Director
-----------------------------------------------
                Alan H. Howard

                       *                          Director
-----------------------------------------------
                Donald Oresman

                       *                          Director
-----------------------------------------------
            Leonard L. Silverstein

           *By:  /s/ EFRAIM GRINBERG
-----------------------------------------------
                Efraim Grinberg
               ATTORNEY-IN-FACT

                                                                   SCHEDULE VIII

                               MOVADO GROUP, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                             BALANCE AT     PROVISION
                                             BEGINNING      CHARGED TO     CURRENCY         NET        BALANCE AT
               DESCRIPTION                    OF YEAR       OPERATIONS    REVALUATION    WRITE-OFFS    END OF YEAR
-----------------------------------------   ------------    ----------    -----------    ----------    -----------
Year ended January 31, 1997:
Allowance for doubtful accounts..........      $3,323         $1,917         $(109)       $ (1,255)      $ 3,876

Year ended January 31, 1996:
Allowance for doubtful accounts..........      $2,792         $1,115         $  40        $   (624)      $ 3,323

Year ended January 31, 1995:
Allowance for doubtful accounts..........      $2,784         $  867         $ 106        $   (965)      $ 2,792

                                                      BALANCE AT     PROVISION
                                                      BEGINNING      (BENEFIT)                   BALANCE AT
                   DESCRIPTION                         OF YEAR        CHARGED     ADJUSTMENTS    END OF YEAR
--------------------------------------------------   ------------    ---------    -----------    -----------
Year ended January 31, 1997:
Deferred tax assets valuation allowance...........      $2,439        $   141        $   0         $ 2,580

Year ended January 31, 1996:
Deferred tax assets valuation allowance...........      $1,726        $   713        $   0         $ 2,439

Year ended January 31, 1995:
Deferred tax assets valuation allowance...........      $4,310        $(2,400)       $(184)        $ 1,726

                                 EXHIBIT INDEX


  EXHIBIT                                    DESCRIPTION                                   PAGE
  -------     -------------------------------------------------------------------------    -----
   1.1**      Form of Underwriting Agreement.
   4.1        Description of Capital Stock contained in the Restated Certificate of
              Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K filed for the year ended January 31, 1996).
   4.2        Description of Rights of Security Holders contained in the Restated
              By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 filed with the Registrant's Registration Statement on Form S-1 (Registration
              No. 33-666000)).
   4.3        Description of Rights of Security Holders contained in the Amendment to
              Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit A to the Registrant's Notice of Meeting and Proxy
              Statement dated May 23, 1997).
   4.4        Specimen Common Stock Certificate (incorporated by reference to Exhibit
              4.1 to the Registrant's Annual Report on Form 10-K filed for year ended
              January 31, 1997).
   5.1**      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to the legality of the shares of Common Stock being registered.
  23.1+       Consent of Price Waterhouse LLP.
  23.2        Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in opinion filed as Exhibit 5.1).
  24.1*       Power of Attorney.


---------------


 * Previously filed.



** Filed herewith.



 + Replaces previously filed exhibit.